UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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WARNER MUSIC GROUP CORP.
(Name of Registrant as Specified in Its Charter)
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January 21, 2025
Dear WMG Shareholder:
It is my pleasure to invite you to our annual meeting, taking place on March 4, 2025. The attached proxy statement contains key information about the meeting’s agenda, as well as voting instructions.
We appreciate your important votes on the issues contained in this proxy statement.
The last twelve months have seen us hit key creative milestones, including the world’s biggest song of the year, the U.S.’ biggest song of the year, and breaking the record for the most monthly Spotify listeners for any artist. Commercially too, we’ve made significant progress, successfully advocating for improvements in pricing and royalty models at the streaming services, while proving the potential of AI.
At the same time, we are evolving our company based on the principle that simplicity and focus drive higher intensity and impact. We’ve brought in dynamic new leaders, flattened our organization, globalized our catalog and distribution businesses, and made great strides in our digital transformation. Our focus on efficiency has freed up capital, enabling us to invest more in growth opportunities in both established and high-growth markets.
Above all, we continue to discover great talent, grow our catalog, champion the value of music, and distinguish ourselves in a thriving industry.
On behalf of our Board of Directors, and our entire company, thank you for your support of WMG.
Sincerely,

Robert Kyncl
Chief Executive Officer
Warner Music Group Corp.

Notice of Annual Meeting of Stockholders
On behalf of the Board of Directors (the “Board”), I cordially invite you to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Warner Music Group Corp.
Date and Time
Tuesday, March 4, 2025 at 12:00 p.m., Eastern Time
Location
www.virtualshareholdermeeting.com/WMG2025
We have adopted this technology to expand access to the meeting, improve communications and lower the cost to our stockholders, the Company and the environment. We believe that the virtual Annual Meeting should enable increased stockholder participation from locations around the world.
Agenda
At the meeting, stockholders will consider and vote on the following matters:
•	Proposal 1: Election of eleven directors for a one-year term ending at the 2026 Annual Meeting of Stockholders;
•	Proposal 2: Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2025; and
•	Any such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board recommends that you vote “FOR” the election of each of the nominees named in Proposal 1 (Robert Kyncl, Lincoln Benet, Len Blavatnik, Val Blavatnik, Mathias Döpfner, Nancy Dubuc, Noreena Hertz, Ynon Kreiz, Ceci Kurzman, Michael Lynton and Donald A. Wagner) and “FOR” Proposal 2. Information about the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.
Voting Your Shares
Stockholders of record holding shares of Class A common stock, par value $0.001 per share (the “Class A Common Stock”) and shares of Class B common stock, par value $0.001 per share (the “Class B Common Stock”), of the Company (together, the “Shares”) as of the close of business on January 6, 2025 (the “Record Date”) are entitled to vote at the Annual Meeting.

Internet Please log on to www.proxyvote.com and submit a proxy to vote your Shares by 11:59 p.m., Eastern Time, on March 3, 2025.

Telephone Please call the number on your proxy card until 11:59 p.m., Eastern Time, on March 3, 2025.

Mail
If you received printed copies of the proxy materials, please complete, sign, date and return your proxy card by mail to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 so that it is received by the Company prior to the Annual Meeting.

In Person You may attend the virtual Annual Meeting and cast your vote.

Beneficial owners whose Shares are held at a brokerage firm or by a bank or other nominee should follow the voting instructions that they received from the nominee.

This notice is being delivered to the holders of Shares as of the close of business on January 6, 2025, the record date fixed by the Board for the purposes of determining the stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting, and constitutes notice of the Annual Meeting under Delaware law. Proxy materials or a Notice of Internet Availability were first made available, sent or given to the Company’s stockholders on or about January 21, 2025.
By Order of the Board of Directors,

Trent Tappe
Senior Vice President, Deputy General Counsel,
Chief Compliance Officer and Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on March 4, 2025.
The accompanying Proxy Statement, our 2024 Annual Report to Stockholders and directions on how to participate in the Annual Meeting are available at https://investors.wmg.com/investor-overview.

v

Certain Important Terms
As used in this Proxy Statement, “we,” “us,” “our” and the “Company” mean Warner Music Group Corp. and its consolidated subsidiaries, unless the context refers only to Warner Music Group Corp. as a corporate entity. We also use the following terms:
•	“Access” means Access Industries, LLC, a Delaware limited liability company, and its affiliates, certain of which are our controlling stockholders.
•	“Acquisition Corp.” means WMG Acquisition Corp., a Delaware corporation, and a direct wholly owned subsidiary of Holdings.
•	“common stock” means our Class A Common Stock and our Class B Common Stock, together.
•	“Holdings” means WMG Holdings Corp., a Delaware corporation, and a direct wholly owned subsidiary of WMG.
•	“SEC” means the U.S. Securities and Exchange Commission.
•	“Warner Music Group” or “WMG” means Warner Music Group Corp., a Delaware corporation, without its consolidated subsidiaries.

Proxy Summary
This section summarizes important information contained in this Proxy Statement and in our 2024 Annual Report to Stockholders (the “Annual Report”), but does not contain all the information that you should consider when casting your vote. Please review the entire Proxy Statement and the Annual Report carefully before voting.
Proposals for Your Vote

Proposal		Board Recommendation	Page(s)
1.	Proposal 1: Election of eleven directors for a one-year term ending at the 2026 Annual Meeting of Stockholders	FOR each of the nominees	4
2.	Proposal 2: Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2025	FOR	18

Board of Directors Composition
The fundamental duty of the Board is to oversee the Company for the benefit of our stockholders. It is essential that the Board be composed of directors who are qualified to oversee the development and execution by our management of our business strategies. The Board seeks directors who possess a broad range of skills, expertise and perspectives. The composition of the Board, as reflected in the tables and charts below, demonstrates our commitment to these principles.
Board Composition Summary
Below is our current Board as of January 21, 2025.

Name	Age	Principal Professional Experience	Expiration of Current Term	Independent
Robert Kyncl	54	Chief Executive Officer of WMG	2025	No

Lincoln Benet	61	Chief Executive Officer of Access	2025	No

Len Blavatnik	67	Founder and Chairman of Access	2025	No

Valentin Blavatnik	27	Special Advisor to the CEO of WMG	2025	No

Mathias Döpfner	62	Chairman and CEO of Axel Springer SE	2025	Yes

Nancy Dubuc	56	Former Chief Executive Officer of VICE Media Group	2025	Yes

Noreena Hertz	57	Visiting Professor at the Institute for Global Prosperity at University College London	2025	Yes

Ynon Kreiz	59	Chairman and CEO of Mattel, Inc.	2025	Yes

Ceci Kurzman	55	Founder and President of Nexus Management Group, Inc.	2025	Yes

Michael Lynton	64	Chairman of the Board of Snap, Inc.	2025	Yes

Donald A. Wagner	61	Senior Managing Director of Access	2025	No

Corporate Governance Highlights
Corporate Governance Profile
Our corporate governance profile aligns with that of other controlled public companies and reflects the influence and control of Access. However, we have the following structures in place that we believe contribute to more effective corporate governance, all of which are not requirements for controlled public companies:
•	Independent chairman
•	Majority independent board of directors
•	Majority independent Nominating and Corporate Governance Committee
•	Annual election of directors
Board Skills and Experience
The Board seeks directors who possess a broad range of skills, experience, expertise and perspectives that position the Board to effectively oversee the Company’s strategies and risks. Our directors were carefully selected for their mix of skills and expertise, which align with, and facilitate effective oversight of, the Company’s strategy. Our directors possess substantive skills and experience in the following key areas, which are relevant to the Board’s oversight of the Company, including the music and entertainment industries; senior management; audit and accounting; public company board service; capital markets and corporate finance and strategic business planning.
Board Culture
The Board believes that a diverse Board is better able to effectively oversee our management and strategy and position the Company to deliver long-term value for our stockholders. The Board considers diversity, including gender and ethnic diversity, as adding to the overall mix of perspectives of the Board as a whole. With the assistance of the Nominating and Corporate Governance Committee, the Board regularly reviews trends in board composition, including on director diversity.

Board Diversity Matrix (As of January 6, 2025)
Total Numbers of Directors	11
	Female	Male	Non- Binary	Did not Disclose Gender
Part 1: Gender Identity
Directors	3	6	—	2
Part 2: Demographic Background
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	1
Did Not Disclose Demographic Background	2

PROPOSAL 1
Election of Directors
The Board has nominated each of our eleven directors, Robert Kyncl, Lincoln Benet, Len Blavatnik, Val Blavatnik, Mathias Döpfner, Nancy Dubuc, Noreena Hertz, Ynon Kreiz, Ceci Kurzman, Michael Lynton and Donald A. Wagner, for election at the Annual Meeting to serve until the 2026 annual meeting or until their successors are elected or have been qualified. The Board believes that each of these nominees has the necessary skills and experience to effectively oversee our business. As of the date of this Proxy Statement, each of these nominees currently serves as a director. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.
The Board recommends that you vote FOR the election of each of Robert Kyncl, Lincoln Benet, Len Blavatnik, Val Blavatnik, Mathias Döpfner, Nancy Dubuc, Noreena Hertz, Ynon Kreiz, Ceci Kurzman, Michael Lynton and Donald A. Wagner.
The Board is currently composed of eleven directors. A biography of each director nominee and a description of each director’s skills and qualifications follow this proposal.
All director nominees will stand for election for a one-year term that expires at the 2026 Annual Meeting of Stockholders.
Unless otherwise instructed, the proxyholders will vote proxies FOR the nominees of the Board. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. However, if any of the Board’s nominees should become unable for any reason or unwilling to serve as a director at any point before the Annual Meeting or any adjournment or postponement of the meeting, the Board may reduce the size of the Board or nominate another candidate for election as a director. If the Board nominates a new candidate, unless otherwise provided, the form of proxy attached to this Proxy Statement permits the proxyholders to use their discretion to vote for that candidate.

The Board of Directors
Nominees for Election as Directors for a Term Expiring in 2026

Robert Kyncl

Age: 54
Director since: 2023
Committee memberships: Finance

Professional Experience: Mr. Kyncl joined the Company on January 1, 2023 as Chief Executive Officer, and serves as a director of the Board. Mr. Kyncl previously served as the Chief Business Officer of YouTube, a division of Alphabet Inc., where he was responsible for YouTube’s creative and commercial partnerships, as well as its product operations and marketing. Mr. Kyncl drove the development of YouTube’s creator ecosystem and original content initiatives while helping lead the launch of its paid subscription services, YouTube Music and YouTube Premium. Prior to joining YouTube in 2010, Mr. Kyncl spent seven years at Netflix, Inc., where he led the company’s push into film and television content, playing an instrumental role in the company’s evolution as a streaming giant. Mr. Kyncl runs the Kyncl Family Foundation, which provides financial assistance to students from underrepresented communities pursuing STEM degrees. Mr. Kyncl holds an MBA from Pepperdine University and a B.S. in International Relations from SUNY New Paltz.

Skills and Qualifications: Mr. Kyncl brings beneficial experience and attributes to the Board, including his experience as a Chief Business Officer of YouTube leading commercial partnerships and marketing initiatives. Among Mr. Kyncl’s responsibilities at YouTube was the administration of music IP rights, including the licensing of recorded music and music publishing rights for use on the platform.

Lincoln Benet

Age: 61
Director since: 2011
Committee memberships: Compensation (chair), Nominating and Corporate Governance (chair), Executive

Professional Experience: Mr. Benet has served as a director since July 20, 2011. Mr. Benet is the Chief Executive Officer of Access. Prior to joining Access in 2006, Mr. Benet spent 17 years at Morgan Stanley, most recently as a Managing Director. His experience spans corporate finance, mergers and acquisitions, fixed income and capital markets. Mr. Benet is a member of the Supervisory Board of Directors for LyondellBasell Industries N.V. and a member of the boards of DAZN Group Limited and, until 2019, Clal Industries Ltd. Mr. Benet graduated summa cum laude with a B.A. in Economics from Yale University and received his M.B.A. from Harvard Business School.

Skills and Qualifications: Mr. Benet brings beneficial experience and attributes to the Board, among which are his extensive experience advising companies, in particular as the Chief Executive Officer of Access, in his role as a director of LyondellBasell Industries N.V. and in his former role as director of Clal Industries Ltd. In addition, Mr. Benet possesses experience in advising and managing publicly traded and privately held enterprises and has significant expertise with corporate finance and strategic business planning activities.

Len Blavatnik

Age: 67
Director since: 2011
Committee memberships: Executive

Professional Experience: Mr. Blavatnik has served as a director and as Vice Chairman of the Board of the Company since July 20, 2011. Mr. Blavatnik is the founder and former Chairman of Access Industries, a privately held company headquartered in New York with investments across a range of sectors, including strategic equity, global media and entertainment, real estate, and biotechnology. He previously served as a member of the Board from March 2004 to January 2008. Mr. Blavatnik provides financial support to, and remains engaged in, many educational pursuits. He made the largest single gift in Harvard Medical School's history and funded the establishment of the Blavatnik School of Government at Oxford University. Mr. Blavatnik and the Blavatnik Family Foundation are generous supporters of many of the world's leading educational, scientific, cultural and charitable institutions. He is on the Board of Governors for Tel Aviv University, serves on the Board of Trustees at Carnegie Hall, and is a member of the Board of Directors at 92NY and The Center for Jewish History. He is also a life member of the Council on Foreign Relations. Mr. Blavatnik emigrated from the Soviet Union to the U.S. in 1978 and became a U.S. citizen in 1984 and a UK citizen in 2010. In 2017, Mr. Blavatnik was knighted by Queen Elizabeth II for his service to philanthropy. He was appointed Chevalier of the French Legion d'Honneur for his support of education in 2013. He received his master's degree from Columbia University in 1981 and his M.B.A. from Harvard Business School in 1989. Mr. Blavatnik is the father of Val Blavatnik.

Skills and Qualifications: Mr. Blavatnik brings beneficial experience and attributes to the Board, among which is his extensive experience advising companies, particularly as founder of Access Industries. He possesses experience in advising and managing publicly traded and privately held enterprises and has significant expertise with corporate finance and strategic business planning activities.

Valentin (“Val”) Blavatnik

Age: 27
Director since: 2023
Committee memberships: Executive, Compensation

Professional Experience: Mr. Blavatnik has been a director since April 27, 2023. From 2023 to 2024, Mr. Blavatnik served as Senior Director, Business Development of Warner Chappell Music and since 2024 has served as Special Advisor to the CEO at Warner Music Group. From 2021 to 2023, Mr. Blavatnik served on the investment team at LionTree LLC, focused on the media and technology industries. From 2020 to 2023, he was also a production executive at Eden Productions, a TV and film production company founded by Richard Plepler. In addition, he is a member of the Executive Committee at Access Industries. From 2016 to 2019, Mr. Blavatnik worked in the music industry, primarily as an artist manager. Since its founding in 2020, Mr. Blavatnik has served on the Board of Directors of the Warner Music Group/Blavatnik Family Foundation Social Justice Fund, which supports organizations working in historically underserved and marginalized communities. Mr. Blavatnik graduated cum laude with a B.A. in Cinematic Arts from the University of Southern California. He is currently pursuing his M.B.A. at Harvard University. Mr. Blavatnik is the son of Len Blavatnik.

Skills and Qualifications: Mr. Blavatnik brings beneficial attributes to the Board, including his experience working with the above companies, and his background working directly with music artists. His work in the entertainment field and at LionTree LLC and Access in the field of investments and finance has given him knowledge and perspective that make him a valuable member of the Board.

Mathias Döpfner

Age: 62
Director since: 2014
Committee memberships: Compensation

Professional Experience: Mr. Döpfner has served as a director since May 1, 2014. Mr. Döpfner is the Chairman, CEO and an approximately 22% shareholder of Axel Springer SE in Berlin. Axel Springer is one of the leading digital publishers in the U.S. with brands such as INSIDER, MORNING BREW and POLITICO, and the largest European media outlet with publications like WELT, BILD and UPDAY. Mr. Döpfner studied German literature, theater, and musicology in Frankfurt and Boston. He started his career as a journalist in 1982 and joined Axel Springer SE in 1998, initially as editor-in-chief of WELT. He has been CEO of Axel Springer since January 2002 and focused on the digital transformation of the company ever since. Under his leadership, Axel Springer introduced paid content models and diversified revenue streams through strategic investments. Today, over 85% of the group’s revenues come from its digital activities. Mr. Döpfner is also a member of the Board of Netflix Inc.

Skills and Qualifications: Mr. Döpfner brings beneficial experience and attributes to the Board, including his extensive experience in the media industry. In addition, through his positions as Chairman and CEO of Axel Springer, he has a profound understanding of the challenges and developments of today’s business, such as content creation and monetization or distribution and digital platforms.

Nancy Dubuc

Age: 56
Director since: 2021
Committee memberships: Audit (chair), Executive

Professional Experience: Ms. Dubuc has served as a director since July 13, 2021. Ms. Dubuc is the former Chief Executive Officer of VICE Media Group (“VICE”). Ms. Dubuc directed the expansion and transformation of VICE’s global businesses and initiated a cultural transformation driven by processes to vastly increase communication, transparency and accountability while serving as company CEO. Prior to joining VICE, Ms. Dubuc served as President and Chief Executive Officer of A+E Networks. Ms. Dubuc currently serves on the Board of Directors of Flutter Entertainment PLC. Ms. Dubuc has a reputation as a powerful creative with an additional history of overwhelming programmatic success.

Skills and Qualifications: Ms. Dubuc’s more than 25 years of media experience, proven track record of successfully diversifying revenue through new business models, distinct ability to build effective leadership teams and financial/operational transformations give her the qualifications and skills to serve as a director of Warner Music Group.

Noreena Hertz

Age: 57
Director since: 2017
Committee memberships: Audit, Nominating and Corporate Governance

Professional Experience: Professor Hertz has served as a director since September 15, 2017 and previously served as a director from May 1, 2014 through May 22, 2016. Professor Hertz advises some of the biggest organizations and most senior figures in the world on strategy, decision-making, ESG and global economic and geo-political macro risks and trends. Her best-selling books, Eyes Wide Open, The Silent Takeover, IOU: The Debt Threat and The Lonely Century have been published in over 20 countries. Professor Hertz served as a member of Citigroup’s Politics and Economics Global Advisory Board between 2007 and 2008 and as a member of the Advisory Group steering McKinsey CEO Dominic Barton’s Inclusive Capitalism Taskforce between 2012 and 2013. She currently serves on the Board of Directors, Audit Committee, and Compensation Committee of the HR technology company Workhuman and on the Board of Directors and Governance and Social Responsibility Committee of Mattel. A much sought-after commentator on television and radio, Hertz contributes to a wide range of publications and networks including The BBC, CNN, CNBC, CBS, ITV, The New York Times, The Wall Street Journal, The Daily Beast, The Financial Times, The Guardian, The Washington Post, The Times of London, Wired, and Nature. She has given Keynote Speeches at TED and The World Economic Forum, as well as for leading global corporations, and has shared platforms with such luminaries as President Bill Clinton and James Wolfensohn. An influential economist on the international stage, Professor Hertz also played a pivotal role in the development of (RED), an innovative commercial model to raise money for people with AIDS in Africa, having inspired Bono (co-founder of the project) with her writings. Professor Hertz has been described by the Observer as “one of the world’s leading young thinkers,” by Vogue as “one of the world’s most inspiring women” and was featured on the cover of Newsweek’s September 30, 2013 issue in Europe, Asia and the Middle East. She has an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania and a Ph.D. from the University of Cambridge. Having spent 10 years at University of Cambridge as Associate Director of the Centre for International Business and Management, in 2014, she moved to University College London, where she is a Visiting Professor at the Institute for Global Prosperity.

Skills and Qualifications: Professor Hertz brings beneficial experience and attributes to the Board, including over 25 years of experience in advising companies and governments in a variety of sectors and geographies on macro economic, political and regulatory risk, strategy and policy, M&A, intelligence gathering and analysis, millennials and post-millennials and ESG. In addition, Ms. Hertz has also held senior academic positions where her research has focused on decision-making, risk assessment and management, globalization, innovation, the post-millennials, community building and ESG.

Ynon Kreiz

Age: 59
Director since: 2016
Committee memberships: Audit, Nominating and Corporate Governance

Professional Experience: Mr. Kreiz has served as a director since May 9, 2016. Since May 2018, Mr. Kreiz has been the Chairman and CEO of Mattel, Inc., one of the world’s largest toy companies. From May 2013 to January 2016, Mr. Kreiz served as the Chairman and CEO of Maker Studios, a global leader in online short-form video and one of the largest content networks on YouTube. From June 2008 to June 2011, Mr. Kreiz was Chairman and CEO of Endemol Group, one of the world’s largest independent television production companies. From 2005 to 2007, Mr. Kreiz was a General Partner at Balderton Capital (formerly Benchmark Capital Europe). From 1996 to 2002, Mr. Kreiz was co-founder, Chairman and CEO of Fox Kids Europe N.V., a leading pay-TV channel in Europe and the Middle East, broadcasting in 56 countries. Mr. Kreiz holds a B.A. in Economics and Management from Tel Aviv University and an M.B.A. from UCLA’s Anderson School of Management, where he currently serves on the Board of Advisors.

Skills and Qualifications: Mr. Kreiz brings beneficial experience and attributes to the Board, including his extensive experience advising and managing companies, having served as Chairman and CEO of Mattel, Maker Studios, the Endemol Group and Fox Kids Europe, and also as a general partner at Balderton Capital (formerly Benchmark Capital Europe).

Ceci Kurzman

Age: 55
Director since: 2020
Committee memberships: Compensation, Nominating and Corporate Governance

Professional Experience: Ms. Kurzman has served as a director since October 1, 2020. Ms. Kurzman is the founder of Nexus Management Group, Inc., a former music talent management and current investment company. Ms. Kurzman currently serves on the Board of Directors of publicly listed companies, including Man Group plc and Lanvin Group. Ms. Kurzman recently finished twelve years as a board member at Revlon. In addition, she is a board member of various privately held companies, including United Talent Agency, FC3 and Tortoise media. An accomplished investor and entrepreneur, Ms. Kurzman also achieved numerous business and marketing successes as a music executive at BMG and Sony Music’s Epic Records, before founding Nexus and managing an impressive roster of superstar artists. Today, Ms. Kurzman continues to combine her strategic business leadership with her ability to anticipate trends and drive revenue growth from an investment portfolio of trailblazing companies, in partnership with established private equity partners.

Skills and Qualifications: Ms. Kurzman's 20 years of experience in the entertainment industry includes overseeing music labels and building the careers of music talent. She also has extensive experience investing in, growing/managing and overseeing companies from consumer products to sports to technology. Taken as a whole, her business experience gives her the qualifications and skills to serve as a director of the Company.

Michael Lynton

Age: 64
Director since: 2019
Committee memberships: Executive Committee (chair), Finance

Professional Experience: Mr. Lynton has served as Chairman of the Board of the Company since February 7, 2019. Mr. Lynton also currently serves as Chairman of the Board of Snap, Inc., a position he has held since 2016 after joining Snap Inc.’s board in 2013. Mr. Lynton also currently serves as Chairman of the Board of Directors of Schrödinger, Inc., a position he has held since October 2018 after joining the Board of Directors of Schrödinger, Inc. in January 2018. Mr. Lynton has also served on the board of Ares Management Corporation since May 2014. Previously, Mr. Lynton served as the CEO of Sony Entertainment from April 2012 until August 2017, overseeing Sony’s global entertainment businesses, including Sony Music Entertainment, Sony/ATV Music Publishing and Sony Pictures Entertainment. Mr. Lynton also served as Chairman and CEO of Sony Pictures Entertainment from January 2004 until May 2017. Prior to joining Sony Pictures, Mr. Lynton worked for Time Warner, and from 2000 to 2004, he served as CEO of AOL Europe, President of AOL International and President of Time Warner International. From 1996 to 2000, Mr. Lynton served as Chairman and CEO of Pearson plc’s Penguin Group, where he oversaw the acquisition of Putnam, Inc. and extended the Penguin brand to music and the Internet. Mr. Lynton joined The Walt Disney Company in 1987, and from 1992 to 1996, he served as President of Disney’s Hollywood Pictures. Mr. Lynton also serves on the boards of the Tate, Channel 4, The Smithsonian, Condé Nast and The RAND Corporation. Mr. Lynton holds a B.A. in History and Literature from Harvard College and received his M.B.A. from Harvard University.

Skills and Qualifications: Mr. Lynton brings beneficial experience and attributes to the Board, including his various experiences in the entertainment industry and advising and managing companies.

Donald A. Wagner

Age: 61
Director since: 2011
Committee memberships: Finance (chair), Executive, Nominating and Corporate Governance

Professional Experience: Mr. Wagner has served as a director since July 20, 2011. Mr. Wagner is a Senior Managing Director of Access, having been with Access since 2010. He oversees Access’ North American direct investing activities. From 2000 to 2009, Mr. Wagner was a Senior Managing Director of Ripplewood Holdings L.L.C., responsible for investments in several areas and heading the industry group focused on investments in basic industries. Previously, Mr. Wagner was a Managing Director of Lazard Freres & Co. LLC and had a 15-year career at that firm and its affiliates in New York and London. He is a board member of Calpine Corporation and BMC Software and was on the board of NYSE-listed RSC Holdings from November 2006 until August 2009. Mr. Wagner graduated summa cum laude with an A.B. in physics from Harvard College.

Skills and Qualifications: Mr. Wagner brings deep experience and valuable attributes to the Board, among which is his experience serving as a director of various companies, including public companies, and over 25 years of experience in investing, banking and private equity. In addition, Mr. Wagner has extensive experience in advising and managing publicly traded and privately held enterprises and has significant expertise with corporate finance and strategic business planning activities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information concerning the beneficial ownership of the Company’s common stock as of January 6, 2025 by (i) each person known to own beneficially more than five percent of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, the business address of each stockholder listed on the table below is c/o Warner Music Group Corp., 1633 Broadway, New York, New York 10019.
The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on 144,300,695 shares of our Class A Common Stock and 375,380,313 shares of our Class B Common Stock outstanding as of January 6, 2025.

Name of Beneficial Owner	Number of shares of Class A Common Stock beneficially owned	Number of shares of Class B Common Stock beneficially owned	Ownership Percent of Class A Common Stock(1)	Ownership Percent of Class B Common Stock(1)
AI Entertainment Holdings LLC(2)	—	372,600,227	—	99.3%
Entertainment Holdings II LLC(3)	—	125,000,000	—	33.3%
The Vanguard Group(4)	13,769,790	—	9.5%	—
Capital World Investors(5)	13,643,390	—	9.5%	—
BlackRock, Inc.(6)	8,597,327	—	6.0%	—
JPMorgan Chase & Co(7)	8,654,660	—	6.0%	—
Mawer Investment Management Ltd.(8)	8,217,467	—	5.7%	—
Robert Kyncl	—	—	—	—
Lincoln Benet(9)	242,360	—	*	—
Len Blavatnik(10)	—	374,517,252	—	99.8%
Val Blavatnik	96,494	—	*	—
Mathias Döpfner(11)	22,098	—	*	—
Nancy Dubuc(11)	18,291	—	*	—
Noreena Hertz(11)	22,098	—	*	—
Ynon Kreiz(11)	25,212	—	*	—
Ceci Kurzman(11)	22,568	—	*	—
Michael Lynton(11)	36,736	—	*	—
Donald A. Wagner(9)	251,817	—	*	—
Bryan Castellani	—	—	*	—
Carianne Marshall	—	—	—	—
Guy Moot	—	—	—	—
All Current Directors, Director Nominees and Executive Officers as a group (14 persons)(9)	737,674	374,517,252	*	99.8%
Max Lousada(12)	1,738,018	—	1.2%	—
Eric Levin	—	—	—	—

*	Less than one percent.
(1)	The holders of our Class B Common Stock are entitled to 20 votes per share, and holders of our Class A Common Stock are entitled to one vote per share.
(2)
Entertainment Holdings II LLC (“EH”) is a wholly-owned subsidiary of AI Entertainment Holdings LLC (“AIEH”). Shares of Class B Common Stock directly owned by EH are included in the number of shares of Class B Common Stock beneficially owned by AIEH, which may be deemed to beneficially own the shares of Class B Common Stock directly owned by EH.

(3)	A significant portion of the shares of Class B Common Stock owned by Entertainment Holdings II LLC have been pledged under a loan facility.
(4)
Based on a Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group, reporting beneficial ownership as of September 30, 2024, with The Vanguard Group having sole voting power with respect to 0 shares of our Class A Common Stock, shared voting power with respect to 0 shares of our Class A Common Stock, sole dispositive power with respect to 13,718,267 shares of our Class A Common Stock and shared dispositive power with respect to 51,523 shares of our Class A Common Stock. The Vanguard Group has its principal business office at 100 Vanguard Boulevard, Malvern, PA 19355.

(5)
Based on a Schedule 13G/A filed with the SEC on November 13, 2024 by Capital World Investors, reporting beneficial ownership as of September 30, 2024, with Capital World Group having sole voting power with respect to 13,587,508 shares of our Class A Common Stock, shared voting power with respect to 0 shares of our Class A Common Stock, sole dispositive power with respect to 13,643,390 shares of our Class A Common Stock and shared dispositive power with respect to 0 shares of our Class A Common Stock. Capital World Investors has its principal business office at 333 South Hope Street, 55th Floor, Los Angeles, CA, 90071.

(6)
Based on a Schedule 13G filed with the SEC on November 8, 2024 by Blackrock, Inc. (“BlackRock”), reporting beneficial ownership as of September 30, 2024, with Blackrock having sole voting power with respect to 8,596,795 shares of our Class A Common Stock, shared voting power with respect to 0 shares of our Class A Common Stock, sole dispositive power with respect to 8,597,327 shares of our Class A Common Stock and shared dispositive power with respect to 0 shares of our Class A Common Stock. Blackrock has its principal business office at 50 Hudson Yards, New York, NY 10001.

(7)
Based on a Schedule 13G filed with the SEC on October 15, 2024 by JPMorgan Chase & Co (“JPMorgan”), reporting beneficial ownership as of September 30, 2024, with JPMorgan having sole voting power with respect to 8,205,301 shares of our Class A Common Stock, shared voting power with respect to 0 shares of our Class A Common Stock, sole dispositive power with respect to 8,654,659 shares of our Class A Common Stock and shared dispositive power with respect to 0 shares of our Class A Common Stock. JPMorgan has its principal business office at 383 Madison Avenue, New York, NY 10179.

(8)
Based on a Schedule 13G filed with the SEC on November 8, 2024 Mawer Investment Management Ltd. (“Mawer”), reporting beneficial ownership as of September 30, 2024, with Mawer having sole voting power with respect to 8,082,867 shares of our Class A Common Stock, shared voting power with respect to 0 shares of our Class A Common Stock, sole dispositive power with respect to 8,217,467 shares of our Class A Common Stock and shared dispositive power with respect to 0 shares of our Class A Common Stock. Mawer has its principal business office at 600, 517 – 10th Avenue SW, Calgary, Alberta, Canada T2R 0A8.

(9)
Does not reflect shares of the Company’s common stock that may be attributable to the beneficial owners of limited partnership interests in certain entities affiliated with Access and controlled by Len Blavatnik. Messrs. Benet and Wagner disclaim any beneficial ownership of shares of the Company’s common stock represented by such limited partnership interests.

(10)	Represents shares held by entities over which Len Blavatnik either exercises or may be deemed to exercise direct or indirect control as of the date of this proxy statement.
(11)
For Mr. Döpfner, represents 17,185 shares of Class A Common Stock and 4,913 shares of unvested restricted stock, in each case received as compensation for service as a director. For Ms. Hertz, represents 17,185 shares of Class A Common Stock and 4,913 shares of unvested restricted stock, in each case received as compensation for service as a director. For Mr. Kreiz, represents 20,299 shares of Class A Common Stock and 4,913 shares of unvested restricted stock, in each case received as compensation for service as a director. For Ms. Kurzman, represents 17,655 shares of Class A Common Stock and 4,913 shares of unvested restricted stock, in each case received as compensation for service as a director. For Mr. Lynton, represents 29,577 shares of Class A Common Stock and 7,159 shares of unvested restricted stock, in each case received as compensation for service as a director. For Ms. Dubuc, represents 13,378 shares of Class A Common Stock and 4,913 shares of unvested restricted stock received as compensation for service as a director.

(12)
Mr. Lousada ceased to be an executive officer on September 30, 2024. Includes shares of Class A Common Stock represented by vested deferred equity units issued under the Pre-IPO Plan (as defined herein). These deferred equity units will be settled for shares of the Company’s Class A Common Stock on a one-for-one basis by no later than December 31, 2025. Upon such settlement, the corresponding deferred equity units will be cancelled.

PROPOSAL 2
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm (“independent auditor”) and annually evaluates the independent auditor’s qualifications, performance and independence.
The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent auditor for fiscal year 2025. KPMG has served as the independent auditor for the Company since 2015. KPMG’s background knowledge of the Company, combined with its industry expertise, has enabled it to carry out its audits of our financial statements with effectiveness and efficiency. The members of the Audit Committee believe that the continued retention of KPMG as our independent auditor is in the best interest of the Company and its stockholders. In determining whether to reappoint KPMG, the Audit Committee considered factors such as:
•	KPMG’s independence and objectivity;
•	KPMG’s and the lead engagement partner’s capability and expertise in handling the breadth and complexity of our operations;
•	KPMG’s tenure as independent auditor for the Company;
•	historical and recent performance of KPMG, including the extent and quality of communications with members of the Audit Committee; and
•	the impact of a change in the independent auditor.
The Audit Committee is involved in the selection of KPMG’s lead engagement partner and ensures that the lead partner’s engagement is limited to no more than five consecutive years of service in that role (in accordance with SEC rules). The current lead KPMG engagement partner is eligible to serve in that capacity through the end of the fiscal year 2027 audit.
We request that our stockholders ratify the appointment of KPMG as our independent auditor for fiscal year 2025. If the stockholders do not ratify such appointment, the Audit Committee will take note and may reconsider its retention of KPMG. If such appointment is ratified, the Audit Committee will still have the discretion to replace KPMG at any time during the year. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to questions from stockholders regarding their audit of our consolidated financial statements and their audit of our internal control over financial reporting for fiscal year 2024.
The Board recommends that stockholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2025.
Fees Paid to KPMG LLP
The following table sets forth the aggregate fees incurred to KPMG LLP for services rendered in connection with the consolidated financial statements, and reports for the fiscal years ended September 30, 2024 and September 30, 2023 on behalf of the Company and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services (in thousands):

	Year Ended September 30, 2024	Year Ended September 30, 2023
Audit Fees	$9,157	$9,071
Audit-Related Fees	31	16
Tax Fees	5	15
All Other Fees	—	—
Total Fees	$9,193	$9,102

These fees exclude out-of-pocket costs of approximately $0.09 million and $0.07 million for the periods ended September 30, 2024 and September 30, 2023, respectively.
Audit Fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, the audit of the Company’s internal control over financial reporting, the review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.
Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards and implementation of new accounting standards.
Tax Fees: Consists of work performed in connection with tax compliance and advisory services.
All Other Fees: Consists of audit work performed in connection with the Company’s SEC-registered transactions and debt offerings.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted the Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), which requires its pre-approval of all audit and permitted non-audit services to be provided to the Company by the independent auditor to ensure that the provision of such services does not impair the auditor’s independence. The Pre-Approval Policy sets forth pre-approval procedures. Pursuant to the Pre-Approval Policy, the Audit Committee will pre-approve the audit, audit-related, tax and permissible non-audit services that it believes would not impair the independence of the auditor. In addition, the Pre-Approval Policy delegates authority to the Audit Committee Chairperson, and may delegate to one or more of its other members, authority to pre-approve audit and permitted non-audit services. The Chairperson and any other member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Pre-approval fee levels for services to be provided by the independent auditor are established or revised quarterly by the Audit Committee. The Audit Committee approved all audit and other permitted non-audit services provided by KPMG for fiscal year 2024 and the costs of those services.
Audit Committee Report
The Audit Committee operates under a written charter adopted by the Board. The Audit Committee currently consists of three directors, all of whom are independent directors under The Nasdaq Stock Market LLC (“Nasdaq”) rules (Nancy Dubuc, Noreena Hertz and Ynon Kreiz).
The Board has determined that all three members of the Audit Committee have the requisite experience to be designated an audit committee financial expert as such term is defined under Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) and the applicable standards of Nasdaq.
Management is responsible for the preparation and presentation of the Company’s financial statements and the reporting process, for its accounting policies and procedures, and for the establishment of effective internal controls and procedures.
The primary duties of the Audit Committee are (i) to assist the Board’s oversight of (a) the accounting, internal controls, financial and external reporting policies and practices of the Company; (b) the quality and integrity of the Company’s financial statements and related disclosure; (c) the independent auditor’s qualifications and independence; (d) the evaluation and management of the Company’s financial risks; (e) the performance of the Company’s internal audit function and independent auditor; and (f) the Company’s compliance with legal and regulatory requirements; and (ii) the preparation of the report of the Committee required to be included in the Company’s annual proxy statement under the rules of the SEC.
The independent auditor is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”), and the independent auditor issues a report with respect to the audit. The independent auditor must express an opinion as to the conformity of our financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal controls over financial reporting. The independent auditor regularly affirms to the Audit Committee that it remains independent from the Company.
The Audit Committee regularly meets with the independent auditor, both in general session and in executive session, to discuss the Company’s financial reporting processes, internal control over financial reporting, disclosure controls and procedures, required communications to the Audit Committee, fraud risks and any other matters that the Committee or the independent auditor deem appropriate.
More information on the Audit Committee and its responsibilities is included in the Audit Committee Charter available on the Company’s website at https://investors.wmg.com/corporate-governance/committee-composition.
In the performance of its oversight function, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2024 with each of management and the independent auditor. The Audit Committee and the independent auditor have also discussed the matters required to be discussed by them under the applicable rules of the PCAOB.
The Audit Committee has received from our independent auditor the written disclosures and the letters required by the applicable rules of the PCAOB, as currently in effect, regarding the firm’s communications with the Audit Committee relating to independence, and it has discussed the independent auditor’s independence with the independent auditor. The Audit Committee has also considered whether the provision of non-audit services by KPMG is compatible with maintaining the firm’s independence.
Based on the review and discussions described in this Audit Committee Report, the Audit Committee recommended to the Board that the audited financial statements for fiscal year 2024 be included in the Annual Report on Form 10-K for fiscal year 2024 as filed with the SEC.
Audit Committee
Nancy Dubuc (chair)
Noreena Hertz
Ynon Kreiz

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This compensation discussion and analysis provides information about the material elements of compensation that are paid, awarded to, or earned by our “named executive officers,” who consist of our principal executive officer, our principal financial officer, our former principal financial officer and our three other most highly compensated executive officers for fiscal year 2024. Our named executive officers (“NEOs”) for fiscal year 2024 are:
•	Robert Kyncl, Chief Executive Officer (“CEO”)
•	Bryan Castellani, Chief Financial Officer (“CFO”)
•	Eric Levin, Former Chief Financial Officer
•	Max Lousada, Former Chief Executive Officer, Recorded Music
•	Carianne Marshall, Co-Chair and Chief Operating Officer, Warner Chappell Music
•	Guy Moot, Co-Chair and Chief Executive Officer, Warner Chappell Music
As previously disclosed, on October 16, 2023, Bryan Castellani was appointed as our CFO, succeeding Mr. Levin (see “Executive Officers” below). From October 16, 2023 to January 15, 2024, Mr. Levin served as a senior advisor to the Company.
Also as previously disclosed, Max Lousada ceased to serve as our Chief Executive Officer, Recorded Music, effective as of September 30, 2024. Mr. Lousada has been providing transition and advisory services to the Company from October 1, 2023, which will continue through January 31, 2025.
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing our compensation programs. As part of that responsibility, the Compensation Committee determines all compensation for the Company’s executive officers. For executive officers other than the CEO, the Compensation Committee considers the recommendation of the CEO and the Executive Vice President and Chief People Officer in making its compensation determinations. The Committee interacts regularly with management regarding our executive compensation initiatives and programs. The Compensation Committee has the authority to engage its own advisors, but did not do so during fiscal year 2024.
Our executive team consists of individuals with extensive industry expertise, creative vision, strategic and operational skills, in-depth company knowledge, financial acumen and high ethical standards. We are committed to providing competitive compensation packages to ensure that we retain these executives and maintain and strengthen our position as a leading global music entertainment company.
Our executive compensation programs and the decisions made by the Compensation Committee are designed to achieve these goals. For fiscal year 2024, the compensation for the Company’s NEOs (the executive officers for whom disclosure of compensation is provided in the tables below) consisted of base salary, annual bonuses and equity incentives. Our NEOs were granted equity awards under the Warner Music Group Corp. 2020 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) pursuant to which we grant long-term equity incentive compensation to our directors, officers and other employees. Our NEOs do not receive any other compensation or benefits other than standard benefits available to all U.S. employees, which primarily consist of health plans, the opportunity to participate in the Company’s 401(k) plan and deferred compensation plans, basic life insurance and accidental death insurance coverage. Additionally, Mr. Lousada participated in our defined contribution pension scheme for our U.K. employees, and he also received a car allowance and was reimbursed for certain tax preparation costs.
For fiscal year 2024, in determining the compensation of our NEOs, the Compensation Committee sought to establish a level of compensation that is (a) appropriate for the size and financial condition of the Company; (b) structured so as to attract and retain qualified executives; and (c) tied to annual financial performance and long-term shareholder value creation.

The Company’s employment arrangements with each of our NEOs establish each executive’s base salary as well as a discretionary or target annual equity incentive award and a discretionary or target annual bonus, as further described under “Summary of NEO Employment Arrangements” below.
Executive Compensation Objectives and Philosophy
We design our executive compensation programs to attract talented executives to join the Company and to motivate them to position us for long-term success, achieve superior operating results and increase stockholder value, and we are continuing to do this as a public company. To realize these objectives, the Compensation Committee and management focus on the following key factors when considering the amount and structure of the compensation arrangements for our executives:
•
Alignment of executive and stockholder interests by providing incentives linked to operating performance and achievement of financial and strategic objectives. We are committed to creating stockholder value and believe that our executives and employees should be provided incentives through our compensation programs that align their interests with those of our stockholders. Accordingly, we provide our executives with annual cash bonus incentives linked to our operating performance. In addition, we make grants of long-term equity incentive compensation to our directors, certain of our officers and other employees under our Omnibus Incentive Plan, as described below. For information on the components of our executive compensation programs and the reasons why each is used, see “Components of Executive Compensation” below.

•
A clear link between an executive’s compensation and company-wide performance. Our NEOs have incentive compensation that is tied to company-wide performance. Their annual incentive bonus is discretionary and designed to reward their achievement of specified key goals, which include, among other things, the successful implementation of strategic initiatives, realizing superior operating and financial performance, and other factors that we believe are important, such as the promotion of an ethical work environment and teamwork within the Company. In addition, our Omnibus Incentive Plan, our equity-based compensation plan, allows us to grant a variety of awards. We believe that our Omnibus Incentive Plan allows us to provide strong long-term performance and retention incentives for executives and increase their vested interest in the performance of the Company and the value of our common stock. We believe our compensation structure motivates our executives to achieve these goals and rewards them for their significant efforts and contributions to the Company and the results they achieve.

•
The extremely competitive nature of the media and entertainment industry, and our need to attract and retain the most creative and talented industry leaders. We compete for talented executives in relatively high-priced markets, and the Compensation Committee takes this into consideration when making compensation decisions. For example, we compete for executives with other recorded music and music publishing companies, other entertainment, media and technology companies, law firms, private ventures, investment banks and many other companies that offer high levels of compensation. We believe that our senior management team is among the best in the industry and is the right team to lead us to long-term success. Our commitment to ensuring that we are led by the right executives is a high priority, and we make our compensation decisions accordingly.

Components of Executive Compensation
Employment Arrangements
In fiscal year 2024, we had employment agreements with all of our NEOs, the key terms of which are described below under “Summary of NEO Employment Arrangements.” We believe that having employment agreements with our executives can be beneficial to us because it provides retentive value, requires them to comply with key restrictive covenants, and may give us some competitive advantage in the recruiting process over a company that does not offer employment agreements. Our employment agreements set forth the terms and conditions of employment and establish the components of an executive’s compensation, which generally include the following:
•	Base salary;
•	Discretionary or target annual cash bonus;
•	Discretionary or target annual equity incentive award;

•	Severance payable upon a qualifying termination of employment; and
•	Benefits, including participation in a defined contribution plan and health, life insurance and disability insurance plans.
Key Considerations in Determining Executive Compensation
The following describes the components of our NEO compensation arrangements and why each is included in our executive compensation programs.
Base Salary
The cash base salary an NEO receives is determined by the Compensation Committee after considering the individual’s compensation history, the range of salaries for similar positions, the individual’s expertise and experience, and other factors the Compensation Committee believes are important, such as whether we are trying to attract the executive from another opportunity and, for executive officers other than Mr. Kyncl, the recommendation of the CEO and the Executive Vice President and Chief People Officer. The Compensation Committee believes it is appropriate for executives to receive a competitive level of guaranteed compensation in the form of base salary and determines the initial base salary by taking into account recommendations from management and, if deemed necessary, the Compensation Committee’s independent compensation consultant.
Each of our NEOs was paid a base salary in accordance with the terms of their respective employment agreement for fiscal year 2024.
Annual Cash Bonus
The Compensation Committee directly links the amount of the annual cash bonuses we pay to our financial performance for the particular year.
Discretionary Bonuses
For fiscal year 2024, Mr. Kyncl had an annual target bonus amount of $3,000,000, Mr. Castellani had an annual target bonus amount of $1,100,000, Mr. Lousada had an annual target bonus amount of $5,210,212 (£4,109,000), Ms. Marshall had an annual target bonus amount of $2,187,500, and Mr. Moot had an annual target bonus amount of $2,187,500, in each case as set forth in the NEO’s employment agreement. The actual amount of the annual bonuses are determined in the discretion of the Compensation Committee and may be higher or lower than their target amounts. In connection with his departure, Mr. Levin received a pro rata portion of his annual target bonus of $1,000,000 pursuant to the terms of his employment agreement. The amounts of the annual bonuses for fiscal year 2024 are set forth below under the “Bonus” column in the Summary Compensation Table.
Mr. Kyncl’s annual bonus was determined by the Compensation Committee. For the annual bonuses for Messrs. Castellani, Lousada and Moot and Ms. Marshall, the Compensation Committee considered the recommendation of the CEO and the Executive Vice President and Chief People Officer in making its bonus determinations. The annual bonuses for our NEOs were based on their bonus targets, corporate performance and other discretionary factors, including achievement of strategic objectives and other goals. A variety of qualitative and quantitative factors that vary by year and are given different weights in different years depending on the facts and circumstances considered, with no single factor predominant in the overall bonus determination. The factors considered by the Compensation Committee in connection with fiscal year 2024 bonuses are discussed in more detail below. Mr. Levin’s annual bonus was prorated for his partial year of service during fiscal year 2024, in accordance with the terms of his employment agreement, as further described below.
For fiscal year 2024, after considering the factors described above and management’s recommendations, the Compensation Committee determined that the annual bonuses for Messrs. Kyncl, Castellani, Lousada, Moot, and Ms. Marshall would be set at amounts equal to $3,102,300, $1,337,510, $5,587,284, $2,322,031, and $2,322,031, respectively. The bonus amounts reflected the Compensation Committee’s and management’s assessment of the Company’s overall corporate performance and an evaluation of the contributions by these executives to the Company’s performance during the fiscal year. Specifically, the Compensation Committee set the amount of Mr. Kyncl’s annual bonus after considering the quality of his individual performance in establishing strategic direction, building a management team and leading effectively as well as the performance of the Company.

The Compensation Committee set the amount of Mr. Castellani’s annual bonus upon the recommendation of our CEO after considering the quality of his individual performance in running the company-wide finance function, and taking into account other qualitative factors including performance in internal and public financial reporting, budgeting and forecasting processes, compliance and infrastructure and investment and cost-savings initiatives as well as the performance of the Company. The Compensation Committee set the amount of Mr. Lousada’s annual bonus after considering the quality of his individual performance as the leader of Warner Recorded Music, as well as the performance of the Company. The Compensation Committee set the amounts of Mr. Moot’s and Ms. Marshall’s annual bonuses after considering the quality of their individual performance as co-leaders of Warner Chappell Music, as well as the performance of the Company.
Other non-financial factors taken into account by the Compensation Committee in setting these bonus amounts for fiscal year 2024 included, among other items, providing strategic leadership and direction for the Company, including corporate governance matters, managing the strategic direction of the Company and communicating to investors and other important constituencies.
Long-Term Equity Incentives
Omnibus Incentive Plan
Our directors and employees, including our NEOs, are eligible to receive awards under our Omnibus Incentive Plan.
Long-Term Incentive Awards Granted to NEOs in Fiscal Year 2024
In January 2024, the Compensation Committee made grants of long-term incentives under our Omnibus Incentive Plan to our NEOs, referred to below as the “FY 2024 Awards.”
Under his employment agreement as in effect during fiscal year 2024, Mr. Kyncl was entitled to receive an annual grant of performance share units (“PSUs”) having a target value of $10,000,000 determined based on the average closing share price of our common stock for the six months preceding the grant date. Accordingly, the FY 2024 Awards granted to Mr. Kyncl consist of 310,849 PSUs, representing an aggregate pre-tax value of $10,000,000 at “target” levels of achievement based on a price per share of $32.17, which was the average closing price per share of our common stock over the six months prior to the grant date.
The PSUs vest over a three-fiscal-year performance period subject to Mr. Kyncl’s continued employment. If Mr. Kyncl resigns voluntarily and provides at least nine months’ advance written notice to the Company, he will receive pro rata vesting of his outstanding PSUs. The PSUs will settle into a number of shares equal to 0-621,697 shares of our Class A Common Stock, representing 0%-200% of the target amount, determined at the end of the performance period based on the Company’s cumulative total shareholder return (“TSR”) compared to the cumulative TSR of a group of publicly-traded companies in industries related to that of the Company, consisting of Electronics Arts Inc., Endeavor Group Holdings, Inc., Formula One Group, Live Nation Entertainment, Inc., Match Group Inc., Spotify Technology SA, Take-Two Interactive Software, Inc., Universal Music Group N.V., and TKO Group Holdings, Inc. (successor to World Wrestling Entertainment, Inc.). The number of shares earned will be 200% of the target amount (621,697 shares) if our cumulative TSR is at or above the 75th percentile of the comparison group, 100% of the target amount (310,849 shares) if our TSR is at the 50th percentile of the comparison group, and 50% of the target amount (155,424 shares) if our TSR is at the 25th percentile of the comparison group. If our TSR falls between any of these specified percentiles, the number of shares earned will be determined using straight-line interpolation. No shares will be earned in respect of the PSUs if our TSR is below the 25th percentile of the comparison group. In the event of bankruptcy, merger, or other events affecting the composition of the comparison group, the Compensation Committee may make adjustments as necessary to preserve the intended incentives of this PSU Award. We believe that the performance targets and vesting period of the PSUs encourage and reward performance and align Mr. Kyncl’s interests with those of our shareholders.
For our NEOs other than Mr. Kyncl, the FY 2024 Awards consist of restricted stock units (“RSUs”), each representing the right to acquire on vesting one share of our common stock. The RSUs granted in January 2024 (the “FY 2024 RSUs”) vest in four equal installments of 25% on each of the first four anniversaries of the grant date, subject to the grantee’s continued employment with the Company. Following a qualifying retirement, the RSUs will remain outstanding and will settle into shares of our common stock on the scheduled vesting dates subject to the grantee’s continued noncompetition with the Company. If the grantee’s employment is terminated by the Company without “cause” or by the grantee for “good reason,” a pro rata portion of the award will vest and the unvested portion of the award will remain outstanding and will become vested on their originally scheduled vesting date subject to the participant’s compliance with the restrictive covenants set forth in their award agreement, or if sooner, upon the occurrence of a change in control or the participant’s disability or death. See “Potential Payments upon Termination or Change in Control” below.
The number of RSUs granted to our NEOs other than Mr. Kyncl was determined based on an evaluation of the overall mix of base pay and long-term incentives for these NEOs following the IPO and an assessment of compensation data among similarly situated executives at our competitors. We believe that the RSUs and their accompanying vesting schedule will align the interests of the NEOs with those of our shareholders, and help us retain executives who are critical to the successful execution of our business strategy.
The FY 2024 Awards granted to our NEOs other than Mr. Kyncl consisted of the number of RSUs set forth in the following table:

Name	RSUs	Grant Date Fair Value of RSUs
Bryan Castellani	68,387	$2,340,887
Eric Levin	28,902	$989,315
Max Lousada	155,424	$5,320,164
Carianne Marshall	46,627	$1,596,042
Guy Moot	46,627	$1,596,042

Long-Term Incentive Awards Granted to NEOs in Fiscal Year 2025
On January 2, 2025, the Company entered into an amendment to Mr. Kyncl’s employment agreement. The amendment provides that, beginning with the Company’s 2025 fiscal year, in lieu of an annual PSU Award (as described above under “Long-Term Incentive Awards Granted to NEOs in Fiscal Year 2024”), Mr. Kyncl will receive an annual grant of RSUs having a target value of $10,600,000. The actual award value will be determined each year by the Board in its sole discretion based on factors including the strength of Mr. Kyncl’s performance and the performance of the Company. The grant date value of any annual Award of RSUs may be higher or lower than the target, and will be determined by the Board in its sole discretion based on factors including the strength of Mr. Kyncl’s performance and the performance of Company. The terms and conditions of each RSU award will be consistent with the RSUs granted to the Company’s other senior executives, unless otherwise agreed with Mr. Kyncl and approved by Compensation Committee.
In January 2025, following the end of fiscal year 2024, the Compensation Committee made grants of long-term incentives to certain of our NEOs, referred to below as the “FY 2025 Awards.”
The FY 2025 Awards consist of RSUs having terms substantially consistent with the FY 2024 RSUs. The FY 2025 Awards granted to our NEOs consisted of the number of RSUs set forth in the following table:

Name	RSUs	Grant Date Fair Value of RSUs
Robert Kyncl	344,156	$10,675,719
Bryan Castellani	76,857	$2,384,104
Carianne Marshall	48,701	$1,510,705
Guy Moot	48,701	$1,510,705

Warner Music Group Corp. Senior Management Free Cash Flow Plan
In 2013, we adopted the Second Amended and Restated Warner Music Group Corp. Senior Management Free Cash Flow Plan (the “Pre-IPO Plan”), an incentive compensation program that paid annual bonuses based on our free cash flow and offered participants the opportunity to share in the appreciation of our common stock. Prior to fiscal year 2024, one of our NEOs (Mr. Lousada) participated in the Pre-IPO Plan. Beginning with the Company’s 2023 fiscal year, Mr. Lousada was no longer entitled to receive cash bonuses under the Pre-IPO Plan, but he continued to hold deferred equity units, representing the right to receive shares of the Company’s Class A Common Stock, and vested Profits Interests (as defined below) earned under the Pre-IPO Plan prior to fiscal year 2024, which are further discussed below.
Each participant in the Pre-IPO Plan, including Mr. Lousada, became a member of WMG Management Holdings, LLC (“Management LLC”), a limited liability company formed in connection with the Pre-IPO Plan’s adoption, and was granted “profits interests” in Management LLC (“Profits Interests”). These Profits Interests represented an economic entitlement to future appreciation in our common stock above the fair market value on the grant date.
All of Mr. Lousada’s outstanding and vested Profits Interests were redeemed with shares of our common stock during fiscal year 2024 in accordance with their previously disclosed terms. His outstanding and vested deferred equity units will be settled in shares of our common stock by no later than December 31, 2025, also in accordance with their terms.
Dividend Equivalents
On each of December 1, 2023, March 1, 2024, June 3, 2024 and September 4, 2024, we paid a cash dividend to our stockholders on all of the issued and outstanding shares of our common stock. In fiscal year 2024, our NEOs other than Mr. Kyncl received cash dividend equivalent payments in respect of their outstanding RSUs, and Mr. Lousada received cash dividend equivalent payments in respect of his outstanding Profits Interests and deferred equity units under the Pre-IPO Plan. In addition, Mr. Kyncl’s PSUs include dividend equivalent rights, which provide that the number of his outstanding PSUs will be increased based on the amount of cash dividends paid on shares of our common stock during the performance period of the PSUs. The value of dividends and dividend equivalents payable on our RSU and PSU awards is reflected in the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).
Tax Deductibility of Compensation and Other Tax Considerations
Where appropriate, and after taking into account various considerations, including that certain incentives may have competing advantages, we structure our executive employment arrangements and compensation programs to allow us to take deductions to the greatest extent possible for the compensation we pay to our executives.
Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), limits tax deductions relating to executive compensation of certain executives of publicly held companies. For fiscal year 2024, the Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Code. However, it is expected that the Compensation Committee will authorize compensation payments that are not deductible for federal income tax purposes when the Committee believes that such payments are appropriate to attract, retain and incentivize executive talent.
Benefits
Our NEOs also receive health coverage, life insurance, disability benefits and, generally, other similar benefits in the same manner as our U.S. employees and, in the case of Mr. Lousada, U.K. employees of equivalent status.
Retirement Benefits
We offer a tax-qualified 401(k) plan to our U.S. employees and we offer a non-qualified deferred compensation plan to select employees of the Company as selected by the Company each year. All of our NEOs were eligible to participate in the non-qualified deferred compensation plan during fiscal year 2024, but none elected to do so.
In accordance with the terms of the Company’s 401(k) plan, the Company matches, in cash, 50% of the first 8% of each plan participant’s contributions to the plan, up to 4% of eligible pay, with a limit of up to $13,800 in 2024, whichever is less. Employees can contribute up to the maximum IRS pre-tax deferral of $23,000 in 2024 (with a catch up of $7,500 in 2024 in the case of participants age 50 or greater), whichever occurs first. The matching contributions made by the Company begin immediately upon the participant’s enrollment in the plan and are subject to vesting, based on continued employment, with one third scheduled to vest on each of the first, second, and third anniversaries of the employee’s date of hire.
Additionally, the Company offers a defined contribution pension scheme for U.K. employees, including, in fiscal year 2024, Mr. Lousada.
Perquisites
We generally do not provide perquisites to our NEOs, although, in fiscal year 2024, Mr. Lousada received a car allowance and employer contributions with respect to private medical insurance, life assurance and income protection, and Messrs. Lousada and Moot were reimbursed for certain tax preparation costs. See the Summary Compensation Table below for a summary of compensation received by our NEOs, including any perquisites received in fiscal year 2024.
Policies and Practices Regarding Equity Grants
The Compensation Committee makes annual equity awards at approximately the same time each year. Equity awards are not granted when the Company has material nonpublic information. In addition, pursuant to the terms of our Omnibus Incentive Plan, the exercise price of a stock option must be greater than or equal to the closing market price of our common stock on the date of grant.
Prohibition on Hedging, Pledging and Short Sales
The Company has adopted an Insider Trading Policy. Through this policy, we prohibit our directors, executive officers and employees from engaging in hedging, pledging or short sales with respect to Company securities.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A included in this Proxy Statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.
The Compensation Committee
Lincoln Benet (chair)
Valentin Blavatnik
Mathias Döpfner
Ceci Kurzman

Summary Compensation Table
The following table provides summary information concerning compensation paid or accrued by us to or, on behalf of, our NEOs, for services rendered to us during the specified fiscal year.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(5)	Total
Robert Kyncl CEO	2024	$2,000,000	$3,102,300	$13,518,806	—	—	$11,500	$18,632,606
	2023	$2,000,000	$2,289,610	$15,347,525	—	—	$789,250	$20,426,385
Bryan Castellani CFO	2024	$1,100,000	$2,437,510	$2,340,887	—	—	$15,308	$5,893,705
Eric Levin Former Chief Financial Officer	2024	$350,000	$259,938	$989,315	—	—	$782,711	$2,381,964
	2023	$1,000,000	$1,020,400	$1,328,599	—	—	$1,011,250	$4,360,249
	2022	$1,000,000	$1,081,000	$977,480	—	—	$11,258	$3,069,738
Max Lousada(6) Former CEO, Warner Recorded Music	2024	$5,210,212	$5,587,284	$5,320,164	—	—	$1,980,340	$18,098,000
	2023	$5,037,634	$4,991,145	$5,014,542	—	—	$2,660,439	$17,703,760
	2022	$5,132,000	$4,260,000	—	$4,260,000	—	$2,351,118	$16,003,118
Carianne Marshall Co-Chair and COO, Warner Chappell Music	2024	$1,562,500	$2,322,031	$1,596,042	—	—	$11,500	$5,492,073
	2023	$1,250,000	$2,351,300	$797,159	—	—	$11,250	$4,409,709
	2022	$1,250,000	$2,530,675	$488,761	—	—	$10,250	$4,279,686
Guy Moot Co-Chair and CEO, Warner Chappell Music	2024	$2,187,500	$2,322,031	$1,596,042	—	—	$13,266	$6,118,839
	2023	$1,750,000	$2,351,300	$797,159	—	—	$23,547	$4,922,006
	2022	$1,750,000	$2,530,675	$488,761	—	—	$20,771	$4,790,207

(1)
For Mr. Levin, the amount reported for 2024 reflects his salary paid through his separation date on October 16, 2023, as well as payment for consulting services he provided to the Company from October 16, 2023 to January 15, 2024. See “Summary of NEO Employment Arrangements—Employment Agreement with Eric Levin.”

(2)
For fiscal year 2024, represents discretionary cash bonuses for each of our NEOs. See “Components of Executive Compensation—Annual Cash Bonus.” For Mr. Levin, the amount represents a pro rata portion of his annual target bonus of $1,000,000 for his partial year of service during fiscal year 2024 pursuant to the terms of his employment agreement. In addition, for Mr. Castellani, the amount reported includes a one-time signing bonus payment of $1,100,000. See “Summary of NEO Employment Arrangements—Employment Agreement with Bryan Castellani.”

(3)
The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of the FY 2022, FY 2023 and FY 2024 Awards, respectively. The amounts in this column are computed in accordance with FASB ASC Topic 718. See Note 14 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal year 2024 for additional detail regarding assumptions underlying the valuation of equity awards.

(4)	The amount reported in the Non-Equity Incentive Plan Compensation for Mr. Lousada reflects his 2022 free cash flow bonus amount under the Pre-IPO Plan, which was paid in cash.
(5)
Fiscal year 2024 includes 401(k) matching contributions of $11,500 for Mr. Kyncl, $15,308 for Mr. Castellani, $11,500 for Ms. Marshall and $10,096 for Mr. Moot, and defined contribution pension contributions of $12,680 (£10,000) for Mr. Lousada. For Mr. Levin, fiscal year 2024 includes severance benefits representing a pro-rata portion of his annual base salary of $1,000,000 which is payable in equal installments over a 1-year period commencing at the end of his consulting services on January 15, 2024. Additionally, fiscal year 2024 for Mr. Lousada includes $1,881,843 in cash dividends paid to him under the Pre-IPO Plan in respect of his then-outstanding deferred equity units and Profits Interests in cash dividends paid, a car allowance of $19,020 (£15,000) and an employer life assurance contribution of $1,475 (£1,163) as well as employer contributions with respect to private medical insurance of $61,145 (£48,222) and income protection. Messrs. Lousada and Moot were also reimbursed for certain tax preparation costs. During fiscal year 2024, Messrs. Castellani, Levin, Lousada and Moot and Ms. Marshall also received $35,561, $53,289, $181,257, $56,840 and $56,840, respectively, in cash dividends paid to them in respect of outstanding equity awards under our Omnibus Incentive Plan. Because the value of dividends and dividend equivalents payable on our RSU awards is reflected in the grant date fair value in accordance with FASB ASC Topic 718, these amounts are not reflected in the Summary Compensation Table.

(6)
The amounts reported for Mr. Lousada have been converted from British pound sterling to U.S. dollars using a conversion factor of 1.268, 1.226, and 1.283 for fiscal years 2024, 2023, and 2022, respectively.

Fiscal Year 2024 Grants of Plan-Based Awards Table
The following table sets forth information concerning grants of plan-based awards to each of our NEOs during fiscal year 2024. In January 2024, the Compensation Committee granted RSUs and PSUs to certain of our NEOs. See “Compensation Discussion & Analysis—Long-Term Equity Incentives.”

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Name	Grant Date	Award Type	Thresh-hold (#)	Target (#)	Maximum (#)
Mr. Kyncl	04/03/2024	PSU	155,424	310,849	621,697		$13,518,806
Mr. Castellani	01/04/2024	RSU				68,387	$2,340,887
Mr. Levin	01/04/2024	RSU				28,902	$989,315
Mr. Lousada	01/04/2024	RSU				155,424	$5,320,164
Ms. Marshall	01/04/2024	RSU				46,627	$1,596,042
Mr. Moot	01/04/2024	RSU				46,627	$1,596,042

(1)
The grant date fair value for the RSUs granted on January 4, 2024 is based on a price per share of $34.23, which was the closing price of our Class A Common Stock on January 4, 2024. The grant date fair value for the PSUs is determined using a Monte Carlo simulation valuation performed by an independent third party.

Summary of NEO Employment Arrangements
This section describes employment arrangements in effect for our NEOs during fiscal year 2024. Potential payments under the severance agreements and arrangements described below are provided in the section entitled “Potential Payments upon Termination or Change In Control.” In addition, for a summary of the meanings of “cause” and “good reason” as discussed below, see “Termination for ‘Cause”’ and “Resignation for ‘Good Reason’ or without ‘Good Reason”’ below.
Employment Agreement with Robert Kyncl
During fiscal year 2024, Mr. Kyncl was party to an employment agreement with the Company. Mr. Kyncl’s employment agreement has an indefinite term, subject to termination by Mr. Kyncl or the Company on nine months’ advance written notice, and includes non-competition covenants during Mr. Kyncl’s employment and non-solicitation covenants applicable during and for 12 months following Mr. Kyncl’s employment.
The employment agreement provided for a base salary of $2,000,000, a target annual cash bonus of $3,000,000 (with the actual award value to be determined by the Compensation Committee in its sole discretion based on factors including the strength of Mr. Kyncl’s performance and the performance of the Company) and an annual grant of PSUs with an aggregate pre-tax, grant date value of $10,000,000.
In addition, in fiscal year 2024, Mr. Kyncl was eligible to receive a one-time award of options to purchase the Company’s stock with a target pre-tax, grant date value of $10,000,000, with the actual award value determined by the Compensation Committee in its sole discretion based on factors including the strength of Mr. Kyncl’s performance and the performance of the Company. The options will vest in annual installments over four years from the grant date subject to Mr. Kyncl’s continued employment with the Company. Mr. Kyncl remains eligible to receive the award at a future date to determined and agreed by the Compensation Committee. The PSUs, RSUs, and options are granted under the Company’s Omnibus Incentive Plan, and will be subject to the terms and conditions of the Plan.
Mr. Kyncl’s employment agreement further provides that, if Mr. Kyncl’s employment is terminated by the Company without “cause” or by Mr. Kyncl for “good reason,” subject to his execution of a release of claims in favor of the Company, he will receive a severance payment of $15,000,000 (which corresponds to the value of his total annual target cash and equity compensation), a pro rata annual bonus for the year of termination, an amount equal to the Company’s good faith estimate of Mr. Kyncl’s out-of-pocket cost for COBRA health plan continuation coverage for 12 months including a tax gross-up, and pro rata vesting of his then-outstanding PSUs and options, with any remaining unvested options to remain outstanding and subject to vesting on their original vesting schedule provided, for the options, that Mr. Kyncl continues to comply with the non-competition and non-solicitation terms of the option award agreement. If Mr. Kyncl’s employment is terminated by the Company without “cause” or by Mr. Kyncl for “good reason” within one year following a “change in control” of the Company, all of Mr. Kyncl’s outstanding, unvested equity awards will become fully vested. If Mr. Kyncl resigns voluntarily and provides at least nine months’ advance written notice to the Company, he will receive a pro rata bonus for the year of termination and pro rata vesting of his outstanding PSUs, but will not receive additional severance payments.
On January 2, 2025, the Company entered into an amendment to Mr. Kyncl’s employment agreement. The amendment provides that, beginning with the Company’s 2025 fiscal year, in lieu of an annual PSU Award described above, Mr. Kyncl will receive an annual grant of RSUs having a target value of $10,600,000. The actual award value will be determined each year by the Board in its sole discretion based on factors including the strength of Mr. Kyncl’s performance and the performance of the Company. The terms and conditions of each RSU award will be consistent with the RSUs granted to the Company’s other senior executives, unless otherwise agreed with Mr. Kyncl and approved by the Compensation Committee.
Employment Agreement with Bryan Castellani
During fiscal year 2024, Mr. Castellani was party to an employment agreement with us that provided, among other things, for the following:
(1)	Mr. Castellani’s employment has an indefinite term, subject to termination by either party on nine months’ advance written notice;
(2)	Mr. Castellani’s base salary for fiscal year 2024 was $1,100,000 and his target bonus was $1,100,000; and
(3)	Mr. Castellani was eligible for an annual grant of long-term incentive awards with a target value of $2,200,000 per year.
The Employment Agreement further provides that, if Mr. Castellani’s employment is terminated by the Company without “cause” or by Mr. Castellani for “good reason,” subject to his execution of a release of claims in favor of the Company, he will receive continued payment of his base salary for a period of 12 months, a pro rata portion of his annual bonus for the year of termination based on actual performance, and the Company will pay his premiums for the first twelve months of COBRA health plan continuation coverage. If Mr. Castellani resigns voluntarily and provides at least nine months’ advance written notice to the Company, he will receive a pro rata bonus for the year of termination, but will not receive additional severance payments or benefits.
Mr. Castellani’s employment agreement also contains standard covenants relating to confidentiality and a one-year post-employment non-solicitation covenant. Further, the Employment Agreement provides for a one-time signing bonus payment of $1,100,000, which was paid during the fiscal year 2024.
Employment Agreement with Eric Levin
During fiscal year 2024, Mr. Levin was party to an employment agreement with us that provided, among other things, for the following:
(1)	the term of Mr. Levin’s employment agreement ends on September 30, 2025;
(2)	Mr. Levin’s base salary for fiscal year 2024 was $1,000,000 and his target bonus was $1,000,000; and
(3)	Mr. Levin was eligible for an annual grant of long-term incentive awards with a target value of $1,000,000 per year.
Mr. Levin’s agreement also provided that, in the event we terminate his employment for any reason other than for “cause” (as defined in his employment agreement), Mr. Levin would be entitled to cash severance benefits equal to his annual base salary, as well as a portion of his annual target bonus, pro-rated in good faith for the year of his termination.
Mr. Levin’s employment agreement also contained standard covenants relating to confidentiality and a one-year post-employment non-solicitation covenant.
As previously disclosed, Mr. Castellani succeeded Mr. Levin as our CFO on October 16, 2023. Following his employment, he received the severance benefits described above, including cash severance benefits equal to his annual base salary. From October 16, 2023 to January 15, 2024, Mr. Levin served as a senior advisor to the Company.

Employment Agreement with Max Lousada
During fiscal year 2024, Mr. Lousada was party to an employment agreement with us that provided, among other things, for the following:
(1)	the term of Mr. Lousada’s employment agreement ends on September 30, 2025, but will remain in effect indefinitely thereafter unless terminated upon six months’ notice by the Company or Mr. Lousada;
(2)	Mr. Lousada’s base salary for fiscal year 2024 was $5,210,212 (£4,109,000), and his target annual bonus was $5,210,212 (£4,109,000);
(3)	Mr. Lousada was eligible for an annual grant of long-term incentive awards with a target value of $5,000,000 per year; and
(4)	Mr. Lousada was eligible to participate in the defined contribution pension plan for U.K. employees, along with company matching contributions of up to 10% of Mr. Lousada’s base salary.
Mr. Lousada’s employment agreement also provided that, in the event we terminate his employment for any reason other than “cause” (as defined in his employment agreement) or he is constructively dismissed, Mr. Lousada will be entitled to cash severance benefits equal to $7,815,318 (£6,163,500).
Mr. Lousada’s employment agreement also contained covenants relating to confidentiality, a six-month post-employment non-compete and a one-year post-employment non-solicitation covenant.
Also as previously disclosed, Max Lousada ceased to serve as our Chief Executive Officer, Recorded Music, effective as of September 30, 2024, and provided transition and advisory services to the Company from October 1, 2023 through January 31, 2025. Following his employment, he received severance benefits in accordance with his agreement as described above.
Employment Agreement with Carianne Marshall
During fiscal year 2024, Ms. Marshall was party to an employment agreement with us that provided, among other things, for the following:
(1)	the term of Ms. Marshall’s employment agreement ends on March 31, 2028;
(2)	Ms. Marshall’s base salary for fiscal year 2024 was $1,562,500, and her target bonus was $2,187,500; and
(3)	Ms. Marshall was eligible for an annual grant of long-term incentive awards with a target value of $1,500,000 per year
In the event we terminate her employment for any reason other than for “cause” (as defined in her employment agreement), death or disability or if Ms. Marshall terminates her employment for “good reason” (as defined in her employment agreement), Ms. Marshall will be entitled to severance benefits equal to 18 months of her annual base salary plus a discretionary pro-rated bonus (as determined by the Company in good faith) and continued participation in the Company’s group health and life insurance plans for the month of termination. However, if we elect to not renew her employment agreement at the end of its term, she will be paid the severance that would be payable to her under our severance policy if she did not have an employment agreement.
Ms. Marshall’s employment agreement also contains standard covenants relating to confidentiality and a one-year post-employment non-solicitation covenant.
Employment Agreement with Guy Moot
During fiscal year 2024, Mr. Moot was party to an employment agreement with us that provided, among other things, for the following:
(1)	the term of Mr. Moot’s employment agreement ends on March 31, 2028;
(2)	Mr. Moot’s annual base salary was $2,187,500, and his target bonus was the same amount; and
(3)	Mr. Moot was eligible for an annual grant of long-term incentive awards with a target value of $1,500,000 per year

In the event we terminate his employment for any reason other than for “cause” (as defined in his employment agreement), death or disability or if Mr. Moot terminates his employment for “good reason” (as defined in his employment agreement), Mr. Moot will be entitled to severance benefits equal to 18 months of his annual base salary plus a discretionary prorated bonus (as determined by the Company in good faith), up to $75,000 in relocation assistance to move from Los Angeles, California to London, U.K. and continued participation in the Company’s group health and life insurance plans for the month of termination. However, if we elect to not renew his employment agreement at the end of its term, he will be paid 12 months of annual base salary.
Mr. Moot’s employment agreement also contains standard covenants relating to confidentiality and a one-year post-employment non-solicitation covenant.
Outstanding Equity Awards at 2024 Fiscal Year-End

Name	Grant Award Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Robert Kyncl	04/03/2024	155,424	$4,864,781
	01/04/2023	254,731	$7,973,071
Bryan Castellani	01/04/2024	68,387	$2,140,513
Eric Levin	01/04/2024	28,685	$897,841
	01/04/2023	27,025	$845,883
	01/04/2022	11,672	$365,334
	01/04/2021	6,590	$206,267
Max Lousada	01/04/2024	155,424	$4,864,771
	01/12/2023	145,560	$4,556,028
Carianne Marshall	01/04/2024	46,627	$1,459,425
	01/04/2023	21,834	$683,404
	01/04/2022	11,843	$370,686
	01/04/2021	13,561	$424,459
Guy Moot	01/04/2024	46,627	$1,459,425
	01/04/2023	21,834	$683,404
	01/04/2022	11,843	$370,686
	01/04/2021	13,561	$424,459

(1)
The number in this column for Mr. Kyncl represents a number of PSUs subject to vesting over a three year performance period. With respect to the awards granted April 3, 2024 the number of shares was determined assuming the threshold level of performance is achieved. With respect to the awards granted January 4, 2023 the number of shares was determined assuming the target level of performance is achieved. The numbers reported in this column for the other NEOs represent outstanding RSUs subject to vesting on the fourth anniversary of the grant date.

(2)
The amount in this column for Mr. Kyncl represents the value of his outstanding PSUs determined as of September 30, 2024, the last business day of fiscal year 2024, based on a price per share of $31.30, which was the closing price of our common stock on September 30, 2024, multiplied by the number of shares underlying the PSUs determined assuming the threshold level of performance is achieved with respect to the awards granted April 3, 2024, and assuming target level of performance is achieved with respect to the awards granted January 4, 2023. For the other NEOs, the amounts shown are based on a price per share of $31.30, which was the closing price of our common stock on September 30, 2024, multiplied by the number of shares underlying the RSUs.

Nonqualified Deferred Compensation
The following table provides information concerning the deferred accounts of our NEOs under the Pre-IPO Plan for fiscal year 2024:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Max Lousada	$—	$—	($173,802)	$—	$54,399,936

(1)	Reflects the change in value of vested deferred equity units outstanding as of September 30, 2024 since September 30, 2023.

Potential Payments upon Termination or Change In Control
We have entered into employment arrangements that, by their terms, will require us to provide compensation and other benefits to our NEOs if their employment terminates or they resign under specified circumstances. In addition, the Pre-IPO Plan provides for certain payments upon a participant’s termination of employment or a change in control of the Company.
The following discussion summarizes the potential payments upon a termination of employment in various circumstances. The amounts discussed apply the assumption that employment terminated on September 30, 2024 and the NEO does not become employed by a new employer or return to work for the Company, or that a change in control occurred on September 30, 2024. The discussion that follows addresses each of our NEOs. See “Summary of NEO Employment Arrangements” above for a description of their respective agreements. The value of a share of our common stock applied to this discussion was $31.30, which was the closing price of our common stock on September 30, 2024, the last business day of fiscal year 2024.
Estimated Benefits upon Termination for “Cause” or Resignation Without “Good Reason”
In the event an NEO is terminated for “cause,” or resigns without “good reason” as such terms are defined below, the NEO is only eligible to receive compensation and benefits accrued through the date of termination. Therefore, no amounts other than accrued amounts would be payable to the NEOs in this instance pursuant to their employment arrangements.
The terms of the RSU and PSU awards granted to our NEOs provide that, if the participant's employment terminates in a “qualifying retirement,” then, subject to the participant's compliance with the restrictive covenants set forth in their award agreement (and, in the case of awards granted prior to fiscal year 2022, the Company's consent), all of the participant's outstanding unvested RSUs and PSUs will remain outstanding and will become vested on their originally scheduled vesting date, or if sooner, upon the occurrence of a change in control or the participant's disability or death. For purposes of the RSU and PSU awards, a “qualifying retirement” means a termination of employment after the participant has attained age 60 and completed at least 10 years of service with the Company.
In addition, if Mr. Kyncl resigns voluntarily and provides at least nine months' advance written notice to the Company, he will receive a pro rata bonus for the year of termination and pro rata vesting of his outstanding PSUs.
Estimated Benefits upon Termination without “Cause” or Resignation for “Good Reason”
Upon termination without “cause” or resignation for “good reason,” Messrs. Kyncl, Castellani, Levin, Lousada and Moot and Ms. Marshall were entitled to contractual severance benefits payable on termination plus, in the case of Mr. Kyncl, Ms. Marshall and Mr. Moot, a pro-rated annual bonus for the year of termination and, in the case of Mr. Kyncl, a severance payment of $15,000,000, and an amount equal to the Company’s good faith estimate of Mr. Kyncl’s out-of-pocket cost for COBRA health plan continuation coverage for 12 months including a tax gross-up. The amounts discussed in this section reflect the actual payments made to Mr. Levin and Mr. Lousada in connection with their respective terminations during fiscal year 2024.
The terms of the RSU awards granted to our NEOs (other than Mr. Kyncl) provide that if the grantee’s employment is terminated by the Company without “cause” or, if the grantee is party to an employment agreement or offer letter with the Company that contains a “good reason” definition, by the grantee for “good reason,” then, to the extent then unvested, a pro rata portion of the award will vest based on the portion of the vesting period that has elapsed as of the date of the termination, and the participant’s remaining unvested award will remain outstanding and will become vested on their originally scheduled vesting date subject to the participant’s compliance with the restrictive covenants set forth in their award agreement, or if sooner, upon the occurrence of a change in control or the participant’s disability or death.
The terms of the PSUs granted to Mr. Kyncl (and the options to which Mr. Kyncl is entitled to be granted at a future date) provide that, if Mr. Kyncl’s employment is terminated by the Company without “cause” or by Mr. Kyncl for “good reason,” subject to his execution of a release of claims in favor of the Company, he will receive pro rata vesting of his outstanding PSUs and options, with any remaining unvested options to remain outstanding and subject to vesting on their original vesting schedule.

None of our NEOs is entitled to any additional severance upon a termination in connection with a change in control.

Name	Salary (other than accrued amounts)(1)	Bonus(2)	Value of Deferred Compensation(3)	Acceleration of Equity Awards(4)	Benefits(5)	Total
Robert Kyncl	$15,000,000	$3,102,300	—	$3,371,892	—	$21,474,192
Bryan Castellani	$1,100,000	$1,337,510	—	$395,577	—	$2,833,087
Eric Levin	$1,000,000	$259,938	—	$1,514,044	—	$2,773,982
Max Lousada(6)	$7,815,318	$—	$54,399,936	$2,879,238	—	$65,094,492
Carianne Marshall	$2,343,750	$2,322,031	—	$1,217,029	—	$5,882,810
Guy Moot	$3,281,250	$2,322,031	—	$1,217,029	$75,000	$6,895,310

(1)
For Messrs. Kyncl, Castellani, Lousada and Moot and Ms. Marshall, the amount represents the severance payable to them on such a qualifying termination. For Mr. Levin, this amount represents severance payable to him following his separation from the Company.

(2)
For Messrs. Kyncl, Castellani and Moot and Ms. Marshall, represents the actual fiscal year 2024 annual bonus paid assuming the Company in its good-faith discretion determined to pay that amount. For Mr. Levin, the amount represents the pro rata portion of his annual target bonus of $1,000,000 for his partial year of service during fiscal year 2024 following his separation from the Company.

(3)	Reflects the value of vested deferred equity units that would be settled on a termination of employment without “cause” or by the NEO for “good reason.”
(4)
Reflects the value of unvested RSUs (or, in the case of Mr. Kyncl, PSUs) that would accelerate on a termination of employment without “cause” or by the NEO for “good reason” on September 29, 2024, the last business day of fiscal year 2024, based on a price per share of $31.30, which was the closing price of our common stock on that date. The amount reflects a pro rata portion of the NEO’s outstanding equity based on the portion of the vesting period that had elapsed as of September 30, 2024, assuming actual performance at the end of the vesting period for the PSUs had been equal to the level of achievement on the last business day of fiscal year 2024. Upon an NEO’s termination by the Company without “cause” or by the NEO for “good reason,” unvested RSU awards will remain outstanding and will become vested on their originally scheduled vesting date subject to the participant’s compliance with the restrictive covenants set forth in their award agreement, or if sooner, upon the occurrence of a change in control or the participant’s disability or death. For Mr. Levin, the amount represents a pro rata portion of his outstanding equity based on the portion of the vesting period that had elapsed as of his separation date with the Company based on the closing price of our common stock on that date.

(5)	The amount reported for Mr. Moot reflects the value of relocation benefits payable in the event his employment is terminated by the Company without “cause” or by the NEO for “good reason.”
(6)	The amounts reported for Mr. Lousada have been converted from British pound sterling to U.S. dollars using a conversion factor of 1.268.
Estimated Benefits in Connection with a Change in Control
Vesting of awards granted under our Omnibus Incentive Plan will not be accelerated upon a change in control of the Company if the awards are assumed or replaced with substitute awards that have the same or better terms and conditions and provide for full acceleration on a participant’s involuntary termination of employment without “cause” or for “good reason” within 12 months following the change in control. Upon a change in control of the Company, the PSUs granted to Mr. Kyncl will be converted into a number of time-vesting awards based on achievement of the performance goals applicable to the PSUs as of the close of the last trading day on or before the change in control, which will become vested on the original vesting date subject to Mr. Kyncl’s continued employment. The amounts shown above assume that all outstanding awards granted under our Omnibus Incentive Plan were assumed or replaced by economically equivalent alternative awards of the successor to the Company in the change in control and were therefore not accelerated. Therefore, no amount is included in the table above with respect to awards granted under our Omnibus Incentive Plan. If a change in control occurred on September 30, 2024 in which these awards were not assumed or replaced by economically equivalent awards, the outstanding awards would have accelerated fully as of the date of the change in control, resulting in benefit amounts of $5,310,066 for Mr. Kyncl, $2,140,513 for Mr. Castellani, $2,937,975 for Ms. Marshall and $2,937,975 for Mr. Moot.
As previously disclosed, Mr. Levin’s and Mr. Lousada’s employment with the Company terminated during fiscal year 2024. The actual amounts paid to them in connection with their termination of employment are described above under “Estimated Benefits upon Termination without ‘Cause’ or Resignation for ‘Good Reason.”’
Estimated Benefits upon Death or Disability
The table below sets forth the amounts payable to our NEOs as a result of death or disability. As previously disclosed, Mr. Levin’s and Mr. Lousada’s employment with the Company terminated during fiscal year 2024. The actual amounts paid to them in connection with their termination of employment are described above under “Estimated Benefits upon Termination without ‘Cause’ or Resignation for ‘Good Reason.”’
Death. Outstanding unvested RSUs become fully vested upon the grantee’s death. The PSUs held by Mr. Kyncl would vest following the grantee’s death based on actual achievement at the end of the performance period, pro rated by the number of months employed in the three-fiscal year performance period plus an additional 12 months. For each of our NEOs, other than accrued benefits, no other benefits are provided in connection with such NEO’s death. Also, for Ms. Marshall and Mr. Moot, the amount shown in this table represents the actual fiscal year 2024 bonus paid assuming the Company in its good-faith discretion determined to pay that amount.
Disability. Outstanding unvested RSUs become fully vested upon the grantee’s disability. For each of our NEOs, other than accrued benefits and short-term disability amounts and, in the case of Mr. Lousada under the Pre-IPO Plan, no other benefits are provided in connection with such NEO’s disability. Also, for Ms. Marshall and Mr. Moot, the amount shown in this table represents the actual fiscal year 2024 bonus paid assuming the Company in its good-faith discretion determined to pay that amount.

Name	Bonus(1)	Value of Deferred Compensation	Acceleration of RSUs(2)	Acceleration of PSUs(3)	Total
Robert Kyncl	—	—	—	$5,310,066	$5,310,066
Bryan Castellani	$1,337,510	—	$2,140,513	—	$3,478,023
Carianne Marshall	$2,322,031	—	$2,937,975	—	$5,260,006
Guy Moot	$2,322,031	—	$2,937,975	—	$5,260,006

(1)	For Ms. Marshall and Mr. Moot, represents the actual fiscal year 2024 annual bonus paid assuming the Company in its good-faith discretion determined to pay that amount.
(2)
Reflects the value of unvested RSUs that would accelerate upon the NEO’s termination of employment as a result of death or disability on September 30, 2024 based on a price per share of $31.30, which was the closing price of our common stock on September 30, 2024, the last business day of fiscal year 2024.

(3)
Reflects the value of unvested PSUs that would accelerate upon the NEO’s termination of employment as a result of death or disability on September 30, 2024, based on a price per share of $31.30, which was the closing price of our common stock on September 30, 2024, the last business day of fiscal year 2024.

Relevant Provisions of Employment Arrangements
Upon termination of employment for any reason, all of our employees, including our NEOs, are entitled to unpaid salary and vacation time accrued through the termination date.
Termination for “Cause”
Under the terms of their employment agreements, we generally would have “cause” to terminate the employment of Mr. Kyncl, Mr. Castellani, Mr. Moot or Ms. Marshall in any of the following circumstances: the NEO’s (1) willful or intentional act or omission having the foreseeable effect of injuring, to an extent that is not de minimis, the reputation, business, business relationships or employment relationships of Company or its affiliates; (2) conviction of a felony or a misdemeanor involving theft, fraud, forgery, embezzlement or the sale or possession of illicit substances; (3) breach of any material representation, warranty or covenant contained in the employment agreement; (4) violation of Company policies; and (5) repeated or continuous failure, neglect or refusal to perform material duties under the employment agreement.
Under the terms of his employment agreement as in effect during fiscal year 2024, we generally would have had “cause” to terminate Mr. Lousada’s employment in any of the following circumstances: (1) serious or repeated breach of any of his material obligations; (2) refusing to carry out any lawful and reasonable order given to him or failing to attend to his duties; (3) committing any financially dishonest or fraudulent act relating to the Company or its affiliates; (4) conviction of a crime that is punishable by imprisonment; (5) guilty of gross misconduct or of any other conduct which brings or is likely to bring serious professional discredit to the Company; (6) inability to perform his duties by reason of ill-health or accident for a specified period; (7) becoming of unsound mind and a patient for the purpose of any statute relating to mental health; (8) a petition or application for an order in bankruptcy is presented by or against him or any person becomes entitled to petition or apply for any such order; (9) a disqualification order (as defined in

Section 1 of the Directors Disqualification Act 1986) is made against him or he otherwise becomes prohibited by law from being a member of the board of directors of Warner Music International Services Limited; and (10) if he voluntarily resigns as a member of the board of directors of Warner Music International Services Limited. In the event of (1) or (2) that is curable, we are required to notify Mr. Lousada of such circumstances and give him a reasonable opportunity to cure.
Under the terms of his employment agreement, we generally would have had “cause” to terminate Mr. Levin’s employment in any of the following circumstances: (1) repeated and continual refusal to perform his duties under the employment agreement; (2) engaging in willful malfeasance that has a material adverse effect on Warner Music Inc. or its affiliates, including the Company; (3) breach of his covenants in his employment agreement; and (4) conviction of a felony or entering a plea of nolo contendere to a felony charge.
Resignation for “Good Reason” or without “Good Reason”
Our employment agreements with Mr. Kyncl and Mr. Castellani provide that the NEO generally would have “good reason” to terminate employment in any of the following circumstances: (1) if we materially reduce his title, authority or responsibilities; (2) if we fail to pay amounts due under the employment agreement, including the annual grant of equity awards; (3) if we relocate him beyond a specified area; (4) if we require him to report to anyone other than the Board; or (5) if we assign the Company’s obligations under the employment agreement to a non-affiliate.
Our employment agreements with Mr. Moot and Ms. Marshall provide that he or she generally would have “good reason” to terminate employment in any of the following circumstances: (1) if we assign duties inconsistent with his or her current positions, duties or responsibilities or if we change the parties to whom he or she reports; (2) if we fail to pay any amounts due under the employment agreement; (3) if we relocate him or her beyond a specified area; and (4) if we assign the Company’s obligations under the employment agreement to a non-affiliate (except, in Ms. Marshall’s case, if the assignment is in connection with a sale, transfer or disposition of all or a substantial portion of the stock or assets of Warner Chappell Music, Inc. or its direct or indirect parent). Our employment agreement with Mr. Levin did not include “good reason” termination provisions.
Restrictive Covenants
Our agreements with our NEOs contain several important restrictive covenants with which an executive must comply following termination of employment. Each of our NEO’s employment agreements, as well as the award agreements under our Omnibus Incentive Plan, contain covenants regarding non-disclosure of confidential information.

DIRECTOR COMPENSATION
The following table provides summary information concerning compensation paid or accrued by, or on behalf of, our non-employee directors for services rendered to us during fiscal year 2024.
Our non-employee director compensation program for fiscal year 2024 included a mix of cash and equity compensation as set forth in the table below.

Compensation Item	Amount
Annual Cash Retainer	$100,000
Annual Equity Award	$175,000 restricted stock grant with one-year vesting
Board Chair Additional Retainer	$80,000 restricted stock grant with one-year vesting and $45,000 in cash
Committee Chair Annual Cash Retainer Fee	Audit Committee: $15,000
Compensation Committee: $15,000
Nominating and Corporate Governance
Committee: $15,000
Executive Committee: $15,000
Finance Committee: $15,000
Committee Member Annual Cash Retainer Fee	Audit Committee: $5,000
Compensation Committee: $5,000
Nominating and Corporate Governance
Committee: $5,000
Executive Committee: $5,000
Finance Committee: $5,000

Directors are also entitled to reimbursement of their expenses incurred in connection with travel to meetings. In addition, the Company reimburses directors for fees paid to attend director education events.
Non-employee directors who are affiliated with Access will not be entitled to compensation for service as a director or committee member during any period in which Access owns more than 50% of the value of the Company’s outstanding equity.
Fiscal Year 2024 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Lynton	$165,000	$255,004	—	—	—	—	$420,004
Lincoln Benet	—	—	—	—	—	—	—
Len Blavatnik	—	—	—	—	—	—	—
Valentin Blavatnik	—	—	—	—	—	—	—
Mathias Döpfner	$105,000	$175,001	—	—	—	—	$280,001
Noreena Hertz	$110,000	$175,001	—	—	—	—	$285,001
Nancy Dubuc	$120,000	$175,001	—	—	—	—	$295,001
Ynon Kreiz	$110,000	$175,001	—	—	—	—	$285,001
Ceci Kurzman	$110,000	$175,001	—	—	—	—	$285,001
Donald A. Wagner	—	—	—	—	—	—	—

(1)	The amounts reported in the “Stock Awards” column reflects the aggregate grant date fair value of awards granted under our Omnibus Incentive Plan, computed in accordance with FASB ASC Topic 718.
Stock Ownership
We have implemented a stock ownership policy under which our non-employee directors who are not affiliated with Access are required to hold four times the value of their annual cash retainer in Company stock (which includes unvested restricted stock). The directors are required to retain 100% of any net shares (after the payment of taxes) received as compensation until the ownership requirement is achieved.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the Compensation Committee’s members is or has been a Company officer or employee during the last fiscal year. During fiscal year 2024, none of the Company’s executive officers served on the board of directors, the compensation committee or any similar committee of another entity of which an executive officer served on the board of directors or the compensation committee.
Equity Compensation Plan Information
The following table summarizes our equity plan information as of September 30, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	N/A	N/A	30,157,766
Equity compensation plans not approved by security holders(2)	2,607,026	N/A	—
Total	2,607,026	N/A	30,157,766

(1)
Shares of our Class A Common Stock issuable under the Omnibus Incentive Plan. Includes 4,126,605 and 565,579 shares of our Class A Common Stock issuable in respect of outstanding RSUs and PSUs, respectively. The PSUs outstanding represent 100% of the target amount which will be determined at the end of the performance period.

(2)	Shares of our Class A Common Stock represented by 2,607,026 deferred equity units under the Second Amended and Restated Warner Music Group Corp. Senior Management Free Cash Flow Plan.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO:
To determine the estimated ratio of CEO pay to median employee pay in accordance with Item 402(u) of Regulation S-K, we considered our entire global employee population of approximately 5,800 employees who were on the payroll as of September 30, 2024. We then used base salary paid during fiscal year 2024 as the form of compensation to determine our median employee. We identified our median employee, whose total compensation, calculated in accordance with the rules applicable to the Summary Compensation Table as provided in Item 402(u)(2) of Regulation S-K, was $72,592 in fiscal year 2024.
The CEO pay used for purposes of calculating this pay ratio is $18,632,606 , which is the annual total compensation of our CEO as reported in the Summary Compensation Table. As a result, the reasonable estimated ratio of CEO pay to median employee pay, calculated in a manner consistent with Item 402(u) of Regulation S-K is 257 to 1.
The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions and adjustments. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above. Pay ratios vary from one company to another due to a variety of factors, including differences in the geographic distribution of their workforces, the breadth of work functions performed by company employees, and the relative share of salaried versus hourly employees.

PAY VERSUS PERFORMANCE
In accordance with SEC rules, this section presents information about the relationship between the compensation paid to our executives and certain Company financial performance metrics. For information about the Company’s compensation philosophy and objectives, please refer to the compensation discussion and analysis above, under the heading “Executive Compensation Objectives and Philosophy.”

	Summary Compensation Table Total for PEO		Compensation Actually Paid to PEO		Average Summary Compensation Table Total for Non-PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Value of Initial Fixed $100 Investment Based On:
Year	Mr. Cooper(1)	Mr. Kyncl(1)	Mr. Cooper(3)	Mr. Kyncl(3)			WMG Total Shareholder Return	Peer Group Total Shareholder Return(4)	Net Income (millions)(5)	Adjusted OIBDA (millions)(6)
2024	$—	$18,632,606	$—	$5,096,835	$7,596,916	$7,427,567	$113	$189	$478	$1,432
2023	$18,006,190	$20,426,385	$21,638,202	$21,075,967	$7,848,931	$7,843,724	$111	$133	$439	$1,235
2022	$19,075,148	$—	$12,523,840	$—	$5,896,608	$5,606,281	$95	$92	$555	$1,149
2021	$10,670,683	$—	$10,004,288	$—	$5,348,178	$5,273,999	$149	$164	$307	$1,018

(1)
Reflects the amount of total compensation reported in the Summary Compensation Table (“SCT”) for our Principal Executive Officer (“PEO”) for the applicable year. See “Director and Executive Compensation—Summary Compensation Table.” Both Stephen Cooper and Robert Kyncl served as our CEO during fiscal year 2023.

(2)
Reflects the average of the total compensation reported in the SCT for the Company’s NEOs as a group (excluding the PEOs) for the applicable year. The NEOs included in this calculation for 2021 are Eric Levin, Max Lousada, Carianne Marshall, and Guy Moot. The NEOs included in this calculation for 2022 are Eric Levin, Louis Dickler, Max Lousada, Carianne Marshall, and Guy Moot. The NEOs included in this calculation for 2023 are Eric Levin, Max Lousada, Carianne Marshall, and Guy Moot. The NEOs included in this calculation for 2024 are Bryan Castellani, Eric Levin, Max Lousada, Carianne Marshall, and Guy Moot. See “Director and Executive Compensation—Summary Compensation Table.”

(3)
Amounts reported in this column represent the amount of compensation actually paid (“CAP”) to the PEO or the non-PEO NEOs, as applicable, computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the CAP reported for the PEOs and the non-PEO NEOs reflects the following adjustments to the total compensation reported in the SCT to determine the applicable CAP:

	2024			2023			2022			2021
	PEO		Average Non-PEO NEOs	PEO		Average Non-PEO NEOs	PEO		Average Non-PEO NEOs
SCT to CAP Reconciliation	Mr. Cooper	Mr. Kyncl		Mr. Cooper	Mr. Kyncl		Mr. Cooper	Mr. Kyncl		Mr. Cooper	Mr. Kyncl	Average Non-PEO NEOs
Reported SCT Total Compensation:	$—	$18,632,606	$7,596,916	$18,006,190	$20,426,385	$7,848,931	$19,075,148	$—	$5,896,608	$10,670,683	$—	$5,348,178
Value of RSUs and PSUs reported in SCT	$—	$(13,518,806)	$(2,368,490)	$(15,006,190)	$(15,347,525)	$(1,984,365)	$(16,075,148)	$—	$(447,697)	$(6,627,873)	$—	$(499,994)
Year-end fair value of unvested RSUs and PSUs granted in the current fiscal year	$—	$—	$2,164,395	$6,398,849	$15,997,107	$1,771,101	$11,955,895	$—	$329,376	$5,961,478	$—	$425,815
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$—	$(16,965)	$(5,706)	$4,673,353	$—	$208,057	$(2,432,055)	$—	$(172,006)	$—	$—	$—
Fair value as of the vesting date for awards that are granted and vest in the same covered fiscal year.	$—	$—	$1,560	$7,566,000	$—	$—	$—	$—	$—	$—	$—	$—
Change in fair value from the end of the prior fiscal year to the vesting date for awards granted in prior years that vest in the covered fiscal year.	$—	$—	$38,892	$—	$—	$—	$—	$—	$—	$—	$—	$—
CAP:	$—	$5,096,835	$7,427,567	$21,638,202	$21,075,967	$7,843,724	$12,523,840	$—	$5,606,281	$10,004,288	$—	$5,273,999

(4)
Represents the weighted peer group total shareholder return (“TSR”), weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 500 Media & Entertainment Index.

(5)	Reflects “Net Income” in the Company’s Consolidated Financial Statements included in the Company’s Form 10-K for the applicable fiscal year.
(6)
We evaluate our operating performance based on several factors, including our primary financial measure of operating income (loss) before non-cash depreciation of tangible assets and non-cash amortization of intangible assets, adjusted to exclude the impact of non-cash stock-based compensation and other related expenses and certain items that affect comparability including but not limited to gains or losses on divestitures and expenses related to restructuring and transformation initiatives (“Adjusted OIBDA”). We believe that Adjusted OIBDA provides relevant and useful information for investors because it clarifies our actual operating performance, makes it easier to compare our results with those of other companies in our industry and allows investors to review performance in the same way as our management.
Performance Measures
The performance measures listed below represent the performance measures that link compensation actually paid to our NEOs for fiscal 2024 to company performance. The Company uses these measures in its annual cash incentive program. In addition, share price is a key determinant of the value of long-term incentive awards held by our NEOs in the form of RSUs and PSUs.
Measures for 2024
•	Adjusted OIBDA
•	Revenue
In addition, the number of shares subject to Mr. Kyncl’s PSU award granted during fiscal year 2024 will be determined at the end of the three-year performance period based on the Company’s TSR compared to the TSR of a comparison group of publicly-traded companies, as described above under the heading “Long-Term Equity Incentives—Long-Term Incentive Awards Granted to NEOs in Fiscal Year 2024.”
No other financial performance measures were used to link compensation actually paid to our NEOs to Company performance for the most recently completed fiscal year.
CAP compared to TSR, Net Income and Adjusted OIBDA; Company TSR Compared to the S&P 500 Media & Entertainment Index
From 2023 to 2024, PEO CAP for Mr. Kyncl decreased by $15,979,132 or 76%. From 2021 to 2024, the average CAP for the non-PEO NEOs increased by $2,153,568 or 41%. For the same period, net income increased by $171 million or 56%, and Adjusted OIBDA increased by $414 million or 41%. Also during this period, cumulative WMG TSR was 13%, and cumulative TSR for the S&P 500 Media & Entertainment Index was 89%.
As discussed in greater detail under the heading “Director and Executive Compensation,” the Compensation Committee considers many factors when making decisions concerning the compensation of our executive officers. Adjusted OIBDA and revenue are examples of indicators of the Company’s overall financial performance, which may directly or indirectly impact the Company’s compensation decisions as well as CAP. However, as calculated under SEC rules, CAP reflects adjusted values to unvested and vested equity awards, GAAP valuation assumptions, and projected performance modifiers but does not reflect actual amounts realized by our executives for those awards.

Board and Corporate Governance Practices
We believe that effective corporate governance policies and practices help the Company deliver sustainable, long-term value to our stockholders.
These policies and practices are contained in our governance documents, including our Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), Fifth Amended and Restated Bylaws (the “Bylaws”), Corporate Governance Guidelines and Committee charters. This section describes the key features of the Board practices and corporate governance program.
Board Leadership Structure
The Board is currently composed of eleven directors. Our directors will be elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The Board is led by our non-executive Chairman, Michael Lynton.
Subject to the provisions of the Stockholder Agreement, the number of directors on the Board may be fixed by majority vote of the members of the Board. Any vacancy in the Board that results from (x) the death, disability, resignation or disqualification of any director shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director; and (y) an increase in the number of directors or the removal of any director shall be filled (a) until the first date on which Access ceases to beneficially own more than 50% of the total combined voting power of our common stock, solely by an affirmative vote of the holders of at least a majority of the total combined voting power of our outstanding common stock entitled to vote in an election of directors; and (b) from and after the first date on which Access ceases to beneficially own more than 50% of the total combined voting power of our common stock, by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
Director Nominations
Nominations for election as a director at our annual meetings of stockholders may be made by the Board in the Company’s notice of meeting or any supplement thereto, or by a stockholder or stockholders in compliance with the advance notice provisions set forth in the Company’s Bylaws. The Nominating and Corporate Governance Committee recommends director nominees and may identify potential nominees through a variety of means, including referrals from current directors, executive officers and stockholders or recommendations from professional search firms. In recommending candidates for nomination by the Board, the Nominating and Corporate Governance Committee takes into consideration the candidate’s skills and qualifications, Nasdaq listing requirements, the ability of candidates to enhance the diversity of the Board as a whole and any other criteria the Board may establish from time to time. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.
Director Independence
As required by Nasdaq rules, the Board considers annually whether each of its members is “independent” for purposes of Nasdaq rules. Those rules provide that a director is “independent” if the Board determines that the director does not have any direct or indirect material relationship with the Company.
The Board has affirmatively determined, after considering all of the relevant facts and circumstances, that Messrs. Lynton, Döpfner and Kreiz and Mses. Dubuc, Hertz and Kurzman are “independent” as defined under Nasdaq listing standards. This determination was based, in part, on detailed information provided by each director regarding his or her business and professional relationships, and those of his or her family members, with the Company and those entities with which we have significant business or financial interactions.

We are a “controlled company” within the meaning of Nasdaq corporate governance standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance standards, including:
•	the requirement that a majority of the members of the board of directors be independent directors;
•	the requirement that we have a compensation committee that is composed entirely of independent directors;
•	the requirement that the nominating and corporate governance committee be composed entirely of independent directors; and
•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.
We use some of these exemptions. The “controlled company” exception does not modify audit committee independence requirements of Rule 10A-3 under the Exchange Act and Nasdaq rules.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled. In addition, at least once a year, the independent directors are afforded the opportunity to meet in a private session that excludes management and non-independent directors. At each of these meetings, the non-management and independent directors in attendance, as applicable, will determine which member will preside at such session. Committees of the Board, as described more fully below, also meet periodically in executive session.
Oversight of Risk Management
On behalf of the Board, the Audit Committee is responsible for oversight of the Company’s risk management and assessment guidelines and policies. We are exposed to a number of risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The Audit Committee discusses with management and the independent auditors the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Company’s Chief Compliance Officer and Head of Internal Audit are responsible for the Company’s risk management function and regularly work closely with the Company’s senior executives to identify risks material to the Company. Both the Chief Compliance Officer and the Head of Internal Audit report regularly to the Chief Financial Officer, the Chief Executive Officer and the Audit Committee regarding the Company’s risk management policies and procedures. In that regard, both the Chief Compliance Officer and the Head of Internal Audit regularly meet with the Audit Committee to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit Committee also reports to the Board to apprise them of their discussions with the Chief Compliance Officer and the Head of Internal Audit regarding the Company’s risk management efforts. In addition, the Board receives management updates on our business operations, financial results and strategy and, as appropriate, discusses and provides feedback with respect to risks related to those topics.
Information about the Board Committees
The Board has designated five standing Board Committees to assist the Board in carrying out its duties: Audit; Compensation; Executive; Finance; and Nominating and Corporate Governance. Each of the Audit, Compensation and Nominating and Corporate Governance Committees has a Board-approved written charter, which describes that Committee’s role and responsibilities. Current, printable copies of the charters of the Audit, Compensation and Nominating and Corporate Governance Committees, are posted on our website at https://investors.wmg.com/corporate-governance/committee-composition. The Committee Chairs approve the meeting agendas for their respective Committees.
Each Committee regularly reports on the matters discussed during its meetings to the full Board and presents recommendations on actions requiring Board approval. On an annual basis, each Committee will conduct an evaluation of its performance and will review the adequacy of and propose changes to its charter for

Board approval. The process for annual evaluation is considered and determined each year by the Nominating and Corporate Governance Committee and generally includes a review of significant Board and Committee matters over the past year, discussions held in executive sessions regarding Board and Committee performance and development of an action plan for future implementation. From time to time, the Nominating and Corporate Governance Committee may engage an external third-party resource to facilitate the annual evaluation. Each Committee has full authority to retain, at the Company’s expense, independent advisors or consultants. The table below provides additional information about the Committees, including their composition, number of meetings held in fiscal year 2024 and their primary roles and responsibilities, including their roles in the oversight of risk management.

Audit Committee

Members:
Nancy Dubuc (Chair)
Noreena Hertz
Ynon Kreiz

All Audit Committee members are independent under applicable Exchange Act and Nasdaq rules and regulations. In addition, each Audit Committee member is “financially literate” under Nasdaq rules and regulations. The Board has determined that all Audit Committee members are “audit committee financial experts” under SEC rules and regulations.

Number of Meetings in fiscal year 2024: 4

Key Roles and Responsibilities:

• Oversee the quality and integrity of our financial statements;

• Review the qualifications, independence and performance of our independent auditor;

• Assist in the evaluation and management of the Company’s financial risks;

• Assist with our accounting, financial and external reporting policies and practices;

• Oversee the performance of our internal audit function;

•
Maintain our compliance with legal and regulatory requirements, including without limitation any requirements promulgated by the Public Company Accounting Oversight Board and the Financial Accounting Standards Board; and

• Prepare the report of the Audit Committee required to be included in our annual proxy statement.

Role in Risk Oversight

The Audit Committee’s role in risk oversight includes oversight of the integrity of the Company’s financial statements, internal controls and legal and regulatory compliance.

Compensation Committee

Members:
Lincoln Benet (Chair)
Val Blavatnik
Mathias Döpfner
Ceci Kurzman

As a controlled company, we are not required to have a fully independent Compensation Committee. Mr. Döpfner and Ms. Kurzman are the independent members of the Compensation Committee.

Number of Meetings in fiscal year 2024: 3

Key Roles and Responsibilities:

• Be responsible for general oversight of compensation and compensation-related matters;

•
Prepare any report on executive compensation required by the rules and regulations of the SEC for inclusion in our annual proxy statement; and

•
Take such other actions relating to our compensation and benefits structure as the Compensation Committee deems necessary or appropriate.

Role in Risk Oversight

The Compensation Committee’s role in risk oversight includes oversight of compensation and other related matters.

Executive Committee

Members:
Michael Lynton (Chair)
Len Blavatnik
Val Blavatnik
Lincoln Benet
Nancy Dubuc
Donald A. Wagner

Number of Meetings in fiscal year 2024: 0

Key Roles and Responsibilities

Exercise the authority of the Board in oversight of the Company between meetings of the Board to the fullest extent permitted by applicable law.

Finance Committee

Members:
Donald A. Wagner (Chair)
Michael Lynton
Robert Kyncl

Number of Meetings in fiscal year 2024: 0 (The Finance Committee or a subcommittee thereof acted numerous times during fiscal year 2024 by unanimous written consent)

Key Roles and Responsibilities

•
Assist the Board in fulfilling its oversight of management’s responsibilities with respect to financial matters and the Company’s capital structure, including declaration of dividends and strategies that bear upon our long-term financial sustainability.

Role in Risk Oversight

The Finance Committee oversees risks related to liquidity and capital management.

Nominating and Corporate Governance Committee

Members:
Lincoln Benet (Chair)
Noreena Hertz
Ynon Kreiz
Ceci Kurzman
Donald A. Wagner

As a controlled company, we are not required to have a fully independent Nominating and Corporate Governance Committee. Mr. Kreiz and Mses. Hertz and Kurzman are the independent members of the Nominating and Corporate Governance Committee.

Number of Meetings in fiscal year 2024: 1

Key Roles and Responsibilities

•
Identify individuals qualified and suitable to become members of the Board and recommend to the Board the director nominees for each annual meeting of stockholders;

• Develop and recommend to the Board a set of corporate governance principles applicable to us;

• Oversee and guide environmental, social and governance (“ESG”) matters; and

• Take a leadership role in shaping our corporate governance policies.

Role in Risk Oversight

The Nominating and Corporate Governance Committee oversees risks related to Board governance, succession planning for the Board and its Committees and the Company’s corporate governance framework.

Board Meetings and Director Attendance
The Board held six meetings during fiscal year 2024 and each director attended at least 75% of the aggregate of all meetings of the Board and Committees on which he or she served.

Insider Trading Policy
We have an insider trading policy and procedures that govern the purchase, sale and/or other dispositions of our securities by directors, officers, and employees, together with their immediate family members and other persons living in their households. We believe our insider trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any applicable Nasdaq standards. In addition, it is the policy of the Company to comply with applicable U.S. securities laws, including laws, rules and regulations related to trading in our securities. A copy of our Insider Trading Policy was filed as an exhibit to our Form 10-K for the year ended September 30, 2024.
Codes of Conduct
We have a Code of Conduct that applies to all of our directors, officers and employees and financial professionals, and the Board has adopted a Code of Financial Ethics that applies to our chief executive officer, chief financial officer or persons performing similar functions, and other designated officers and associates. The Code of Conduct and the Code of Financial Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Code of Conduct and the Code of Financial Ethics are available without charge on the investor relations portion of our website at https://investors.wmg.com/corporate-governance/highlights.
We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our directors or officers, including our chief executive officer, chief financial officer or persons performing similar functions, and other designated officers and associates, and any other employee performing similar tasks or functions for the Company, by posting such information on our website at https://investors.wmg.com/corporate-governance/highlights.

Executive Officers
Set forth below is certain information relating to our current executive officers. Biographical information with respect to Mr. Kyncl is set forth above in Proposal 1.

Name	Age	Position
Robert Kyncl	54	Chief Executive Officer
Carianne Marshall	47	Co-Chair and Chief Operating Officer, Warner Chappell Music
Guy Moot	59	Co-Chair and Chief Executive Officer, Warner Chappell Music
Bryan Castellani	53	Executive Vice President and Chief Financial Officer
Timothy Matusch	46	Executive Vice President, Strategy and Operations
Maria Osherova	59	Executive Vice President and Chief People Officer
Paul M. Robinson	66	Executive Vice President and General Counsel
Carletta Higginson	47	Executive Vice President and Chief Digital Officer
James Steven	47	Executive Vice President, Chief Communications Officer

Carianne Marshall, Co-Chair and Chief Operating Officer, Warner Chappell Music
Ms. Marshall has served as Co-Chair and Chief Operating Officer of Warner Chappell Music since January 2019. Ms. Marshall joined Warner Chappell in June 2018 as Chief Operating Officer of Warner Chappell. Prior to joining Warner Chappell in June 2018, Ms. Marshall was one of three partners at the acclaimed independent music publisher SONGS, where she also ran the West Coast office and served as the Head of Creative Services and Head of Creative Licensing. During her time at SONGS, the company built a roster of over 300 songwriters, signing Lorde, The Weeknd, Diplo and many others. She has also held positions at Universal Music Publishing, DreamWorks Music Publishing and Elektra Records. As one of the leading voices in the music industry, Ms. Marshall has been named one of Billboard’s “Women in Music: The Most Powerful Executives in the Industry” for the past nine years running as well as included in the publication’s esteemed “Power 100” list in 2019, 2020, 2022, 2023 and 2024. She was also recognized on the Variety500 list for the past four years, along with the publication’s LA Women’s Impact Report in 2020 and 2021. Ms. Marshall holds a B.A. degree in Communications from the University of Southern California.
Guy Moot, Co-Chair and Chief Executive Officer, Warner Chappell Music
Mr. Moot has served as Co-Chair and Chief Executive Officer of Warner Chappell Music since April 2019. From 2017 until 2019, Mr. Moot served as President of Worldwide Creative at Sony/ATV, where he led the company’s efforts to seek out the best songwriting talent, regardless of their country of origin. From 2005 to 2017, Mr. Moot was Managing Director of EMI Music Publishing UK and President of European Creative where his leadership played a key role in ensuring that EMI was named Music Week Publisher of the Year for fourteen years running. During that time, Mr. Moot led the Sony/ATV and EMI Music Publishing merger across Europe in 2012, and, from 2016 to 2017, he led the company to a record-breaking, year-long hold on the UK Number 1 Singles spot. From 2003 to 2005, Mr. Moot was EMI Music Publishing’s Executive Vice President of A&R for the U.K. and Europe.
Bryan Castellani, Executive Vice President and Chief Financial Officer
Mr. Castellani joined the Company as Executive Vice President and Chief Financial Officer in October 2023. Before joining the Company, Castellani spent more than two decades at The Walt Disney Company, most recently serving as CFO for Disney Entertainment & ESPN. Prior to being named CFO for Disney Entertainment & ESPN, Castellani was EVP of Finance for Disney Media and Entertainment Distribution, where he led finance for the segment as well as for its platform distribution, advertising sales, and networks businesses. During his tenure at The Walt Disney Company, Castellani held numerous other financial and operational leadership roles, including SVP of Corporate Financial Planning & Analysis; SVP of Operations, Business Planning & Strategy for ABC News; VP & CFO of The Walt Disney Company Japan; and, CFO for Disney Consumer Products Japan. Mr. Castellani has a B.A. in economics and political science from the University of Rochester.
Timothy Matusch, Executive Vice President, Strategy and Operations
Mr. Matusch has served as our Executive Vice President, Strategy and Operations since January 2023. From July 2020 to January 2023, he served as Managing Director, Strategy and Business Operations at YouTube. From

August 2019 to July 2020, he worked as a Managing Director and Partner at Boston Consulting Group. From January 2018 to August 2019, he was the Founding Partner of Timothy Matusch Consulting LLC. From 2015 to 2017, he was the General Manager of AOL.com, AOL Products and Oath Inc. (now Verizon Media), and prior to his role at AOL, Mr. Matusch was a Partner at Oliver Wyman. Mr. Matusch graduated from Eton College and obtained a B.A. in Philosophy and Modern Languages from the University of Oxford, St. Peters College.
Maria Osherova, Executive Vice President and Chief People Officer
Ms. Osherova has served as our Executive Vice President and Chief People Officer since July 2014. Ms. Osherova joined the Company in 2006 as Vice President, Human Resources for Warner Music International, based in London. Advancing to Senior Vice President of Warner Music International, she played a pivotal role in the successful integration of Parlophone Label Group within the Company. Prior to joining the Company, Ms. Osherova was Global HR Manager for a division of Shell International Petroleum, where she headed a department responsible for employees in over 120 countries. She previously held several posts at The Coca-Cola Company, based variously in Copenhagen, Oslo and St. Petersburg. Ms. Osherova studied at St. Petersburg State Technical University, where she was awarded a Master of Sciences degree.
Paul M. Robinson, Executive Vice President and General Counsel
Mr. Robinson has served as our Executive Vice President and General Counsel since December 2006. He is responsible for our worldwide legal and business affairs and public policy functions. Mr. Robinson joined the Company’s legal department in 1995. From 1995 to December 2006, Mr. Robinson held various positions with the Company, including Acting General Counsel and Senior Vice President, Deputy General Counsel. Before joining the Company, Mr. Robinson was a partner in the New York City law firm Mayer, Katz, Baker, Leibowitz & Roberts. Mr. Robinson has served on the Board of Directors and Executive Committee of the Recording Industry Association of America (RIAA) since April 2013 and on the Board of Directors of the American Society of Composers, Authors and Publishers since September 2024. Mr. Robinson has a B.A. in English from Williams College and a J.D. from Fordham University School of Law.
Carletta Higginson, Executive Vice President and Chief Digital Officer
Ms. Higginson joined the Company as Executive Vice President and Chief Digital Officer in October 2023. In this post, Ms. Higginson oversees the full spectrum of WMG’s global digital partnerships, from deal-making through account management, while she and her team also explore commercial innovation and forge new digital partnerships. Prior to joining the Company, Ms. Higginson spent a decade at Google, most recently serving as Global Head of Music Publishing at YouTube, where she spearheaded the platform’s licensing strategy, building and maintaining relationships with publishers, collection societies, and PROs. Prior to joining Google in 2013, Ms. Higginson spent a decade in the legal arena, beginning her career as a securities litigator before transitioning to specialize in the content, media, and entertainment space. In 2011, she became a partner at Jenner & Block LLP, where she focused her practice on litigating copyright, contractual, and other disputes in the recorded music and music publishing industries. Ms. Higginson has a B.A. from New York University and a J.D. from Columbia Law School. She is a member of the Whitman Circle of the Brooklyn Public Library and is on the Advisory Board for Sound Thinking NYC. She was a 2012 Fellow of the Leadership Council on Legal Diversity and is a 2015 Leadership Music alumna.
James Steven, Executive Vice President, Chief Communications Officer
Mr. Steven has served as Executive Vice President, Chief Communications Officer since January 2015. He is responsible for our worldwide communications and corporate marketing functions, including external and internal communications, investor relations, social responsibility and special events. He also oversees the interaction and coordination of the communications functions of our operating companies. Mr. Steven joined the Company in 2007 as part of the Company’s international communications team based in London. He relocated to New York in 2012, becoming Senior Vice President, Communications and Marketing. Prior to joining the Company, Mr. Steven held various roles at public relations and marketing agencies, including Cow PR and Consolidated PR, working with clients in the film, TV, technology, retail, beverages and automobile industries. Mr. Steven holds an M.A. (Honors) degree from the University of Edinburgh.

Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
Pursuant to the terms of the Related Person Transaction Policy, the Board, acting through the Audit Committee, must review and decide whether to approve or ratify any Related Person Transaction. Any potential Related Person Transaction is required to be reported to our legal department, which will then determine whether it should be submitted to the Audit Committee for consideration. The Audit Committee must then review and decide whether to approve any Related Person Transaction.
For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.
A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of WMG or a nominee to become a director of WMG; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.
Relationship with Access
Access continues to hold more than a majority of the total combined voting power of our outstanding common stock, and as a result Access continues to have significant control over our business, including pursuant to the agreements described below.
Stockholder Agreement
We entered into a stockholder agreement (the “Stockholder Agreement”) with Access prior to the consummation of our initial public offering (“IPO”). The Stockholder Agreement governs the relationship between Access and us, including matters related to our corporate governance, including board nomination rights and information rights.
Boards of Directors and Access Rights with respect to Director Designation
The Stockholder Agreement grants Access the right to designate nominees for the Board, whom we refer to as the “Access Designees,” subject to maintaining specified ownership levels. Specifically, the Stockholder Agreement grants Access the right to designate for nomination for election to the Board a number of Access Designees equal to:
•	all directors comprising the Board at such time as long as Access holds at least 50% of the total combined voting power of our outstanding common stock;
•
at least 40% of the total number of directors comprising the Board at such time as long as Access holds at least 40% but less than 50% of the total combined voting power of our outstanding common stock;

•
at least 30% of the total number of directors comprising the Board at such time as long as Access holds at least 30% but less than 40% of the total combined voting power of our outstanding common stock;

•
at least 20% of the total number of directors comprising the Board at such time as long as Access holds at least 20% but less than 30% of the total combined voting power of our outstanding common stock;

•
and at least 10% of the total number of directors comprising the Board at such time as long as Access holds at least 10% but less than 20% of the total combined voting power of our outstanding common stock.

For purposes of calculating the number of Access Designees that Access is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis after taking into account any increase in the size of the Board. With respect to any vacancy of an Access-designated director, Access has the right to designate a new director for election by a majority of the remaining directors then on the Board. The Stockholder Agreement provides that an Access-designated director will serve as the Chairman of the Board as long as Access holds at least 35% of the total combined voting power of our outstanding common stock.
Consent Rights
The Stockholder Agreement provides that, until and including the date on which Access ceases to hold at least 10% of our outstanding common stock, the prior written consent of Access will be required before we may take any of the following actions, whether directly or indirectly through a subsidiary:
•
any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) with or into any other person whether in a single transaction or a series of transactions, other than any acquisition or disposition involving consideration less than $25 million;

•	any acquisition or disposition of securities, assets or liabilities involving consideration or book value greater than $25 million;
•	any change in our authorized capital stock or the creation of any new class or series of our capital stock;
•
any issuance or acquisition of capital stock (including stock buy-backs, redemptions or other reductions of capital), or securities convertible into or exchangeable or exercisable for capital stock or equity-linked securities, except (i) issuances of equity awards to directors or employees pursuant to an equity compensation plan approved by the Board; (ii) issuances or acquisitions of capital stock of one of our subsidiaries to or by one of our wholly owned subsidiaries; and (iii) issuances or acquisitions of capital stock that the Board determines are necessary to maintain compliance with covenants contained in any debt instrument;

•
any issuance or acquisition (including redemptions, prepayments, open market or negotiated repurchases or other transactions reducing the outstanding debt of the Company or any subsidiary) of debt securities to or from a third party involving an aggregate principal amount exceeding $25 million;

•	any other incurrence of a debt obligation to or from a third party having a principal amount greater than $25 million;
•	entry into or termination of any joint venture or similar business alliance having a value exceeding $25 million;
•	listing or delisting of any securities on a securities exchange, other than the listing or delisting of debt securities on Nasdaq or any other securities exchange located solely in the United States;
•
(i) any action to increase or decrease the size of the Board; (ii) the formation of, or delegation of authority to, any new committee, or subcommittee thereof, of the Board; (iii) the delegation of authority to any existing committee or subcommittee thereof not set forth in the committee’s charter or authorized by the Board; or (iv) any amendments to the charter (or equivalent authorizing document) of any committee, including any action to increase or decrease size of any committee (whether by amendment or otherwise), except in each case as required by applicable law;

•	any amendment (or approval or recommendation of any amendment) to our certificate of incorporation or by-laws;
•	any filing or petition under bankruptcy laws, admission of insolvency or similar actions by us or any of our subsidiaries, or our dissolution or winding-up;
•	the election, appointment, hiring, dismissal or removal of the Company’s chief executive officer, chief financial officer or general counsel;
•	any material change in a significant accounting policy of the Company and any termination or change of the Company’s independent auditor;

•
settlement of any litigation to which the Company or any of its subsidiaries is a party involving the payment by the Company or any of its subsidiaries of an amount equal to or greater than $15 million; or

•
the creation or amendment of any stock option, employee stock purchase or similar equity-based plan for management or employees, or any increase in the number of Shares of common stock reserved under such plan.

Other Rights
The Stockholder Agreement also grants to Access certain other rights, including specified information and access rights and rights to have certain expenses reimbursed by the Company.
Registration Rights Agreement
We entered into a registration rights agreement with Access (the “Registration Rights Agreement”) prior to the consummation of the IPO. The Registration Rights Agreement provides Access certain registration rights relating to Shares held by Access whereby, at any time following the consummation of the IPO and the expiration of any related lock-up period, Access and its permitted transferees may require us to register under the Securities Act, all or any portion of these Shares, a so-called “demand request.” Access and its permitted transferees will also have “piggyback” registration rights, such that Access and its permitted transferees may include their respective Shares in any future registrations of our equity securities, whether or not that registration relates to a primary offering by us or a secondary offering by or on behalf of any of our stockholders.
The Registration Rights Agreement sets forth customary registration procedures, including an agreement by us to make our management reasonably available to participate in road show presentations in connection with any underwritten offerings. We also agree to indemnify Access and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to us for use in a registration statement by Access or any permitted transferee.
Transactions with Access Affiliates
As a wholly owned subsidiary of Access, historically, we have entered into various transactions with Access and its subsidiaries in the normal course of business including, among others, service agreements, lease arrangements and license arrangements. The transactions described below are between us and affiliates of Access that are not also subsidiaries of WMG.
Lease Arrangements with Access
On March 29, 2019, an affiliate of Access acquired the Ford Factory Building, located on 777 S. Santa Fe Avenue in Los Angeles, California from an unaffiliated third party. The building is the Company’s Los Angeles, California headquarters and the Company is the sole tenant of the building acquired by Access. The existing lease agreement was assumed by Access upon purchase of the building and was not modified as a result of the purchase. Rental payments by the Company under the existing lease for the 2024 fiscal year were approximately $14 million and are subject to annual fixed increases throughout the remainder of the lease term. The remaining lease term is approximately six years, after which the Company may exercise a single option to extend the term of the lease for 10 years thereafter.
On August 13, 2015, a subsidiary of the Company, Warner Music Inc., entered into a license agreement with Access for the use of office space in the Company’s corporate headquarters at 1633 Broadway, New York, New York. The license fee of $2,775 per month, plus an IT support fee of $1,000 per month, was based on the per foot lease costs to the Company of its headquarters space, which represented market terms. For fiscal year 2024, an immaterial amount was recorded as rental income. The space is occupied by The Blavatnik Archive, which is dedicated to the discovery and preservation of historically distinctive and visually compelling artifacts, images and stories that contribute to the study of 20th century Jewish, WWI and WWII history.
On July 29, 2014, AI Wrights Holdings Limited, an affiliate of Access, entered into a lease and related agreements with Warner Chappell Music Limited and WMG Acquisition (UK) Limited, subsidiaries of the Company, for the lease of 27 Wrights Lane, Kensington, London, United Kingdom. The Company had been the tenant of the building which Access acquired. Subsequent to the change in ownership, the parties entered into the lease and related agreements pursuant to which, on January 1, 2015, the rent was increased to £3,460,250 per year and the term was extended for an additional five years from December 24, 2020 to December 24, 2025, with a market rate rent review which began on December 25, 2020. On June 26, 2023, the parties entered into an extension on substantially the same terms as the current lease for an additional five years with the lease now expiring on December 24, 2030.
License Agreements with Deezer
Access owns an equity interest in Deezer S.A., which was formerly known as Odyssey Music Group (“Odyssey”), a French company that controls and operates a music streaming service, formerly through Odyssey’s subsidiary, Blogmusik SAS (“Blogmusik”), under the name Deezer (“Deezer”), and is represented on Deezer S.A.’s Board of Directors. Subsidiaries of the Company have been a party to license arrangements with Deezer since 2008, which provide for the use of the Company’s sound recordings on Deezer’s ad-supported and subscription streaming services worldwide (excluding China, North Korea, and Japan (included for subscription services only)) in exchange for fees paid by Deezer. The Company has also authorized Deezer to include the Company’s sound recordings in Deezer’s streaming services where such services are offered as a bundle with third-party services or products (e.g., telco services or hardware products), for which Deezer is also required to make payments to the Company. Deezer paid to the Company an aggregate amount of approximately $41 million, $40 million and $36 million in connection with the foregoing arrangements during the fiscal years ended September 30, 2024, 2023 and 2022, respectively. In addition, in connection with these arrangements, (i) the Company was issued warrants to purchase shares of Deezer S.A. and (ii) the Company purchased a small number of shares of Deezer S.A. The Company also has various publishing agreements with Deezer. Warner Chappell has licenses with Deezer for use of repertoire on the service in Europe, which the Company refers to as a PEDL license (referencing the Company’s Pan European Digital Licensing initiative), and for territories in Latin America. For the PEDL and Latin American licenses for the fiscal years ended September 30, 2024, 2023 and 2022, Deezer paid the Company an additional approximately $2 million, $2 million and $2 million, respectively. Deezer also licenses other publishing rights controlled by Warner Chappell through statutory licenses or through various collecting societies.
On April 13, 2022, the Company entered into an agreement to purchase 900,000 ordinary shares for €9 million of I2PO, a French Société Anonyme and special purpose acquisition company listed on the Paris Euronext Exchange. I2PO merged with Deezer S.A., which was consummated on July 5, 2022. In connection with the merger, preferred shares in Deezer S.A. previously held by the Company were converted into ordinary shares of the combined publicly traded entity. Following the consummation of the merger, I2PO was renamed Deezer.
Relationships with Other Directors, Executive Officers and Affiliates
Distribution Agreement with Mattel
In 2020, a subsidiary of the Company entered into an initial digital distribution and physical license of the existing catalog plus new material of Mattel Inc. The Company earned approximately $2,200,000 and $1,700,000 in connection with the foregoing arrangements during the fiscal years ended September 30, 2024 and September 30, 2023, respectively. The Company’s director, Ynon Kreiz, is the CEO of Mattel and Noreena Hertz, a member of the Company’s board of directors, is a member of the Board of Directors of Mattel.
Employment Arrangement with Val Blavatnik
In 2024, the Company entered into an at-will employment arrangement with Val Blavatnik, pursuant to which Mr. Blavatnik is employed as Special Advisor to the CEO of WMG. Mr. Blavatnik is a member of the Company’s board of directors and is the son of Len Blavatnik, the founder and Chairman of Access and a member of the Company’s board of directors. Mr. Blavatnik’s total annual compensation under this arrangement is approximately $150,000, comprised of a base salary of $125,000 and a target bonus of $25,000.
Director Indemnification Agreements
We enter into indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense rights.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors, certain officers of the Company, and beneficial owners of more than 10% of the shares of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of common stock and other equity securities of the Company. Based solely upon a review of the filings furnished to the Company during fiscal year 2024, or written representations that no Form 5 was required, the Company believes that all filings required to be made by reporting persons were timely made in accordance with the requirements of the Exchange Act.

The Annual Meeting, Voting and Other Information
Overview
The Board is soliciting proxies in connection with the Annual Meeting. Under the rules of the SEC, when the Board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to stockholders) containing certain required information. These materials will be first made available, sent or given to stockholders on January 21, 2025.
The “Proxy Materials” include:
•	this Proxy Statement;
•	a notice of our 2025 Annual Meeting of Stockholders (which is attached to this Proxy Statement); and
•	the Annual Report to Stockholders for 2024.
If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form. If you received or accessed these materials via the Internet, your proxy card or voting instruction form are available to be filled out and executed electronically.
Attending the Annual Meeting
Date and Time
Tuesday, March 4, 2025 at 12:00 p.m., Eastern Time
Location
www.virtualshareholdermeeting.com/WMG2025
We have adopted this technology to expand access to the meeting, improve communications and lower the cost to our stockholders, the Company and the environment. We believe that the virtual Annual Meeting should enable increased stockholder participation from locations around the world.
Who May Attend
Only holders of Shares as of the Record Date, or their authorized representatives or proxies, may attend the Annual Meeting. Admission to the Annual Meeting room will be on a first-come, first-served basis.
Directors’ Attendance at the Annual Meeting
Directors are expected to attend all annual meetings of stockholders.
Shares Outstanding and Holders of Record Entitled to Vote at the Annual Meeting
There were 144,300,695 shares of Class A Common Stock and 375,380,313 shares of Class B Common Stock outstanding as of the close of business on the Record Date of January 6, 2025. All holders of record of Shares at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each share of Class A Common Stock outstanding as of the Record Date is entitled to one vote on each matter to be voted upon at the Annual Meeting and each share of Class B Common Stock outstanding is entitled to twenty votes on each matter to be voted upon at the Annual Meeting.
Your Vote Is Important
The Board requests that you submit a proxy to vote your Shares as soon as possible. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if you make a written comment on the proxy card, otherwise communicate your vote to management or authorize such disclosure.
Quorum Requirement
Presence in person or by proxy of the holders of a majority of the combined voting power of the then-outstanding Shares of common stock on the Record Date constitutes a quorum for the transaction of business at the Annual Meeting. Shares for which valid proxies are delivered or that are held by a stockholder that attends the Annual Meeting in person will be considered part of the quorum. Once a Share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Shares for which abstentions and “broker non-votes” (explained below) occur are counted as present and entitled to vote for purposes of determining whether a quorum is present.
Voting Your Shares
Holders of Record
If your Shares are registered in your name with our transfer agent, Equiniti Trust Company, LLC, you are a “holder of record” of those Shares. A holder of record may cause its Shares to be voted in any of the following ways:

Internet Please log on to www.proxyvote.com and vote by 11:59 p.m., Eastern Time, on March 3, 2025.

Telephone Please call the number on your proxy card until 11:59 p.m., Eastern Time, on March 3, 2025.

Mail
If you received printed copies of the proxy materials, please complete, sign and return your proxy card by mail to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 so that it is received by the Company prior to the Annual Meeting.

In Person You may attend the virtual Annual Meeting and cast your vote.

These instructions appear on your Notice or proxy card. If you submit a proxy on the Internet or by telephone, please have your Notice or proxy card available for reference when you do so. If you submit a proxy via the Internet or by telephone, please do not mail in your proxy card.
For holders of record, proxies submitted by mail, on the Internet or by telephone will be voted by the individuals named on the proxy card in the manner you indicate. If you execute, date and deliver a proxy card but do not specify how your Shares are to be voted, the proxies will vote as recommended by the Board on all matters on the agenda for the Annual Meeting (see “Proposals for Your Vote”) and will use their discretion with respect to any other matters properly presented for a vote at the Annual Meeting or any postponement or adjournment thereof.
Holders in Street Name
If your Shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a holder of Shares in “street name”. The organization holding your account will have provided you with proxy materials. As the beneficial owner, you have the right to direct the organization how to vote the Shares held in your account. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other intermediary and present it at the meeting, and submit it with your vote.
If you are a holder of Shares in street name and you do not submit voting instructions to your broker, bank or other intermediary, the intermediary generally may vote your Shares in its discretion only on routine matters. Intermediaries do not have discretion to vote their clients’ Shares on non-routine matters in the absence of voting instructions from the beneficial stockholder. At the Annual Meeting, only Proposal 2 (ratification of appointment of the independent auditor) is considered routine and may be voted upon by the intermediary if you do not submit voting instructions. All other proposals on the Agenda for the Annual Meeting are non-routine matters, and intermediaries may not use their discretion to vote on these proposals in the absence of voting instructions from you. These “broker non-votes” will not affect the outcome of the vote with respect to Proposal 1. There will be no broker non-votes associated with Proposal 2, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your Shares are held in street name and you do not give your bank or broker instructions on how to vote on Proposal 2, your Shares will be voted by the broker in its discretion.

Changing Your Vote or Revoking Your Proxy
If you are a holder of record and wish to revoke your proxy instructions, you must either (1) subsequently submit a proxy via the Internet or by telephone, which will be available until 11:59 p.m., Eastern Time, March 3, 2025; (2) sign, date and deliver a later-dated proxy card so that it is received before the Annual Meeting; (3) submit a written revocation; or (4) send a notice of revocation via the Internet at www.proxyvote.com. If you hold your Shares in street name, you must follow the instructions of your broker, bank or other intermediary to revoke your voting instructions.
Vote Required for Each Proposal
Proposal 1 - Election of Directors
Board Recommendation: FOR each of the Company’s nominees.
Vote Required: Affirmative vote of at least a plurality of the votes of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.
Effect of Abstentions: No effect.
Effect of Broker Non-Votes: No effect.
Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm
Board Recommendation: FOR
Vote Required: Affirmative vote of a majority of the total combined voting power of the Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.
Effect of Abstentions: Same effect as a vote AGAINST the proposal.
Effect of Broker Non-Votes: There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your Shares are held in “street name” and you do not give your bank or broker instructions on how to vote, your Shares will be voted by the broker in its discretion.
Matters to be Presented
We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, unless otherwise provided, the proxies will use their own judgment to vote your Shares. If the meeting is adjourned or postponed, the proxies can vote your Shares at the adjournment or postponement as well.
Delivery of Proxy Materials
Notice and Access
We are using “notice and access” procedures to distribute our proxy materials to our stockholders. This method reduces the amount of paper used in producing proxy materials and lowers the costs associated with mailing the proxy materials to stockholders. We are mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders. The Notice includes instructions on how to access the materials over the Internet and how to request a paper or e-mail copy. The Notice further provides instructions on how stockholders may elect to receive proxy materials in the future in printed form or by electronic mail. To select a method of delivery while voting is open, holders of record may follow the instructions when voting online at www.proxyvote.com. At any time, you may also choose your method of delivery of the Company’s proxy materials by visiting www.proxyvote.com. If you own Shares indirectly through a broker, bank or other intermediary, please contact the intermediary for additional information regarding delivery options.
Holders of record will have the Notice or proxy materials delivered directly to your mailing address or electronically if you have previously consented to that delivery method.
Holders of Shares in street name will have the proxy materials or the Notice forwarded to you by the intermediary that holds the Shares.

Eliminating Duplicative Proxy Materials
To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one set of proxy materials to multiple stockholders who share an address (known as “householding”), unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will receive in a single envelope a single Proxy Statement and the Annual Report, along with individual proxy cards or individual Notices for each stockholder. If you are a stockholder who shares an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge Householding Department at 51 Mercedes Way, Edgewood, NY 11717 or 1-866-540-7095. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. Additional copies of our proxy materials are available upon request by contacting: Broadridge Financial Solutions, Inc.
Proxy Solicitation Costs
The Board is responsible for the solicitation of proxies for the Annual Meeting. Broadridge Financial Solutions, Inc. will assist us in the distribution of proxy materials and provide voting and tabulation services for the Annual Meeting. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.
Vote Tabulation
Votes will be tabulated by Broadridge Financial Solutions, Inc.
Inspector of Election
The Board has appointed a representative of Broadridge Financial Solutions, Inc. as Inspector of Election for the Annual Meeting.
Results of the Vote
We expect to announce preliminary voting results at the Annual Meeting and publish preliminary or final voting results in a Form 8-K within four business days following the meeting. If only preliminary voting results are available for reporting in the Form 8-K, the Company will amend the Form 8-K to report final voting results within four business days after the final voting results are known.
Other Information
Proposals for the 2026 Annual Meeting of Stockholders
Proposals for inclusion in our proxy statement
A stockholder who wishes to present a proposal for inclusion in our proxy statement for the 2026 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8, must submit such proposal to the Corporate Secretary at our principal executive offices. Proposals must be received no later than the close of business on September 19, 2025, or such other date that we announce in accordance with SEC rules and our Bylaws. Proposals must comply with all requirements of Exchange Act Rule 14a-8. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable requirements.
Other stockholder proposals and director nominations
Under the notice provision of our Bylaws, for director nominations or other business to be properly brought before an annual meeting by a stockholder where such nominees or business is not to be included in our proxy statement, the stockholder must deliver notice in writing to our Secretary, at our principal executive offices, not later than the close of business on December 4, 2025, nor earlier than the close of business on November 4,

2025. The notice must contain the notice and informational requirements described under Section 1.12 of our Bylaws and applicable SEC rules. The chairman of the meeting may refuse to acknowledge or introduce any stockholder nomination or business if it was not timely submitted or does not comply with our Bylaws.
Incorporation by Reference
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.
Annual Report on Form 10-K
We will provide to stockholders without charge, upon written request, a copy of our Form 10-K, including financial statements and financial statement schedules, but without exhibits. We will also furnish to requesting stockholders any exhibit to the Form 10-K upon the payment of reasonable expenses incurred by us in furnishing such exhibit. Requests should be directed to Investor Relations at our principal executive offices or by emailing your request to Investor.Relations@wmg.com. The Form 10-K, along with all of our other SEC filings, may also be accessed at https://investors.wmg.com/financial-information/sec-filings or at the website of the SEC at www.sec.gov.
Stockholder List
A list of the stockholders as of the Record Date will be available for inspection at our principal executive offices during ordinary business hours from February 23, 2025 to March 4, 2025.
Principal Executive Offices
The address of our principal executive offices is Warner Music Group Corp., 1633 Broadway, New York, New York 10019.
Communicating with the Board
Our Corporate Governance Guidelines provide a process for our security holders to send communications to the Board. Stockholders may contact an individual director, the Board as a group, or a specified Committee or group, including the independent directors as a group, by mailing such communications to:
Attn: Secretary
1633 Broadway
New York, NY 10019
Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will review, assess and determine the most appropriate way to respond to such communications including coordinating such response with the Board.

Forward-Looking Statements
This Proxy Statement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms or the negative thereof. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this Proxy Statement and include, without limitation, our ability to compete in the highly competitive markets in which we operate, statements regarding our ability to develop talent and attract future talent, our ability to reduce future capital expenditures, our ability to monetize our music, including through new distribution channels and formats to capitalize on the growth areas of the music entertainment industry, our ability to effectively deploy our capital, the development of digital music and the effect of digital distribution channels on our business, including whether we will be able to achieve higher margins from digital sales, the success of strategic actions we are taking to accelerate our transformation as we redefine our role in the music entertainment industry, the effectiveness of our ongoing efforts to reduce overhead expenditures and manage our variable and fixed cost structure and our ability to generate expected cost savings from such efforts, our success in limiting piracy, the growth of the music entertainment industry and the effect of our and the industry’s efforts to combat piracy on the industry, our intention to pay dividends or repurchase or retire our outstanding debt or notes in open market purchases, privately or otherwise, the impact on us of potential strategic transactions, our ability to fund our future capital needs and the effect of litigation on us.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this Proxy Statement. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this Proxy Statement, those results or developments may not be indicative of results or developments in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:
•	our inability to compete successfully in the highly competitive markets in which we operate;
•	our ability to identify, sign and retain recording artists and songwriters and the existence or absence of superstar releases
•	slower growth in streaming adoption and revenue;
•
our dependence on a limited number of digital music services for the online distribution and marketing of our music and their ability to significantly influence the pricing structure for online music stores;

•	the popular demand for particular recording artists and/or songwriters and music and the timely delivery to us of music by major recording artists and/or songwriters;
•	risks related to the effects of climate change and natural or man-made disasters;
•	the diversity and quality of our recording artists, songwriters and releases;
•	trends, developments or other events in the United States and in some foreign countries in which we operate;
•	risks associated with our non-U.S. operations, including limited legal protections of our intellectual property rights and restrictions on the repatriation of capital;
•	unfavorable currency exchange rate fluctuations;
•	the impact of heightened and intensive competition in the recorded music and music publishing industries and our inability to execute our business strategy;

•	significant fluctuations in our operations, cash flows and the trading price of our common stock from period to period;
•	our failure to attract and retain our executive officers and other key personnel;
•
a significant portion of our revenues are subject to rate regulation either by government entities or by local third-party collecting societies throughout the world and rates on other income streams may be set by governmental proceedings, which may limit our profitability;

•	risks associated with obtaining, maintaining, protecting and enforcing our intellectual property rights;
•	our involvement in intellectual property litigation;
•	threats to our business associated with digital piracy, including organized industrial piracy;
•	risks associated with the development and use of artificial intelligence;
•	an impairment in the carrying value of goodwill or other intangible and long-lived assets;
•	the impact of, and risks inherent in, acquisitions or other business combinations;
•	risks inherent to our outsourcing certain finance and accounting functions;
•
the fact that we have engaged in substantial restructuring activities in the past, and may need to implement further restructurings in the future and our restructuring efforts may not be successful or generate expected cost savings;

•	our and our service providers’ ability to maintain the security of information relating to our customers, employees and vendors and our music;
•	risks related to evolving laws and regulations concerning data privacy which might result in increased regulation and different industry standards;
•	new legislation that affects the terms of our contracts with recording artists and songwriters;
•	a potential loss of catalog if it is determined that recording artists have a right to recapture U.S. rights in their recordings under the U.S. Copyright Act;
•	any delays and difficulties in satisfying obligations incident to being a public company;
•
the impact of our substantial leverage on our ability to raise additional capital to fund our operations, on our ability to react to changes in the economy or our industry and on our ability to meet our obligations under our indebtedness;

•
the ability to generate sufficient cash to service all of our indebtedness, and the risk that we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful;

•	the fact that our debt agreements contain restrictions that may limit our flexibility in operating our business;
•
the significant amount of cash required to service our indebtedness and the ability to generate cash or refinance indebtedness as it becomes due depends on many factors, some of which are beyond our control;

•	our indebtedness levels, and the fact that we may be able to incur substantially more indebtedness, which may increase the risks created by our substantial indebtedness;
•	risks of downgrade, suspension or withdrawal of the rating assigned by a rating agency to us could impact our cost of capital;
•
the dual class structure of our common stock and Access’s existing ownership of our Class B Common Stock have the effect of concentrating control over our management and affairs and over matters requiring stockholder approval with Access;

•
the fact that we maintain certain cash deposits in excess of Federal Deposit Insurance Commission (“FDIC”) insurance limits, which could have an adverse effect on liquidity and financial performance in the event of a bank failure or receivership; and

•	risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year 2024.
This Proxy Statement should be read completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this Proxy Statement are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WMG2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V59956-P21707 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WARNER MUSIC GROUP CORP.

Nominees:

	For	Against	Abstain
1a. Robert Kyncl	☐	☐	☐
1b. Lincoln Benet	☐	☐	☐
1c. Len Blavatnik	☐	☐	☐
1d. Valentin Blavatnik	☐	☐	☐
1e. Mathias Döpfner	☐	☐	☐
1f. Nancy Dubuc	☐	☐	☐
1g. Noreena Hertz	☐	☐	☐
1h. Ynon Kreiz	☐	☐	☐
1i. Ceci Kurzman	☐	☐	☐
1j. Michael Lynton	☐	☐	☐
1k. Donald A. Wagner	☐	☐	☐
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for fiscal year 2025.	☐	☐	☐

Note: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

V59957-P21707

WARNER MUSIC GROUP CORP.
Annual Meeting of Stockholders
March 4, 2025 12:00 PM Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Trent Tappe and Paul Robinson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class B Common Stock of WARNER MUSIC GROUP CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 PM, Eastern Time on March 4, 2025, virtually at www.virtualshareholdermeeting.com/WMG2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the election of each of the nominees named in Proposal 1, and "FOR" Proposal 2, and in the discretion of the proxies named above on any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side